                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



Filed by the registrant [x]


Filed by a party other than the registrant [ ]



Check the appropriate box:



    [x] Preliminary Proxy Statement
    [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
        6(e)(2))
    [_] Definitive Proxy Statement
    [_] Definitive Additional Materials
    [_] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12



                         CONTINENTAL CHOICE CARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N.A.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of filing fee (Check the appropriate box):



    [_]  No fee required
    [x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1)  Title of each class of securities to which transaction applies:



                                      N.A.
--------------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:


                                      N.A.
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


                                      N.A.
--------------------------------------------------------------------------------


    (4)  Proposed maximum aggregate value of transaction:

                                   $8,170,000
--------------------------------------------------------------------------------

    (5) Total fee paid:

                                   $1,634.00
--------------------------------------------------------------------------------



    [_] Fee paid previously with preliminary materials.


    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                                      N.A.
--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
                                      N.A.
--------------------------------------------------------------------------------

    (3) Filing party:
                                      N.A.
--------------------------------------------------------------------------------

    (4) Date filed:
                                      N.A.
--------------------------------------------------------------------------------

                         Continental Choice Care, Inc.
                                35 Airport Road
                         Morristown, New Jersey  07960



            ------------------------------------------------------
                   Notice Of Annual Meeting Of Stockholders
                            To Be Held May 17, 1999
            ------------------------------------------------------

    Continental Choice Care, Inc. (the "Company") will hold a special meeting (the "Meeting") of the stockholders to be held at the Hamilton Park Conference, 175 Park Avenue, Florham Park, New Jersey 07932 on May 17, 1999 at 4:00 p.m., Eastern Standard Time, for the purpose of considering and voting upon the following matters:

  (i) To approve an Agreement and Plan of Merger dated as of February 5, 1999, a copy of which is attached as Annex A to the accompanying Proxy Statement, providing for the merger of TelaLink Network, Ltd., a Delaware corporation with and into Quorum Communications, Inc. (formerly "TNL Acquisition Corp."), a Delaware corporation, and a wholly owned subsidiary of the Company, and related matters, and to amend the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."

 (ii) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

(iii) To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan.

 (iv) To elect one director to hold office for a term of three years or until his successor has been duly elected and qualified.

  (v) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

 (vi) To transact such other business as may properly come before the Meeting and any adjournment of the Meeting.

    Holders of Common Stock of the Company at the close of business on April 13, 1999 are entitled to notice of and to vote at the Meeting and any adjournment of the Meeting.

    Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

    The Company's Annual Report for the Fiscal Year ended December 31, 1998 accompanies these proxy materials.

    Whether or not you expect to attend the Meeting, please complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                    By Order of the Board of Directors


                                    Steven L. Trenk
                                    President
April 15, 1999
Florham Park, New Jersey

                         Continental Choice Care, Inc.
                                35 Airport Road
                          Morristown, New Jersey 07960
                                  973-898-9666



            ------------------------------------------------------
                    Proxy Statement For Annual Meeting of
                                 Stockholders
            ------------------------------------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Continental Choice Care, Inc. (the "Company"), solely to the stockholders of the Company in connection with the solicitation of proxies for an Annual Meeting of the Company's Stockholders (the "Meeting") to be held at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932 on May 17, 1999 at 4:00 p.m., Eastern Standard Time, and at any adjournment of the Meeting. We expect to mail these proxy materials to stockholders on or about April 15, 1999. The principal executive offices of the Company are located at 35 Airport Road, Morristown, New Jersey 07960. The telephone number of the Company is (973) 898-9666.

     This Proxy Statement contains certain "forward-looking statements." These statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar terms referenced in the Private Securities Litigation Reform Act of 1995. They are typically used where certain factors may cause actual results to be materially different from the future outcome expressed or implied by such statements. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of these assumptions could, of course, prove to be inaccurate. Therefore, the Company cannot assure you that it will realize the results contemplated in any of these statements. You should not regard such forward-looking information as a representation by the Company that future expectations will be achieved.
It is important to note that past performance is not necessarily predictive of future performance. You should also understand that the following important factors, in addition to those discussed elsewhere in this document and in any documents which we may incorporate by reference, could affect the future results of the Company, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions in the markets served or proposed to be served by us; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in existing and proposed operating areas; and competition from others in our existing or proposed service markets.

Voting Of Proxies

     Only stockholders of record at the close of business on the record date, April 13, 1999, will be entitled to vote at the Meeting and at adjournments of the Meeting.

     On March 4, 1999, there were outstanding and entitled to vote 3,267,500 shares of the Company's common stock ("Company Stock"). Each outstanding share of Company Stock entitles you to one vote on each matter. A majority of the shares of Company Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business.

     If you properly sign your proxy and do not revoke it, your shares will be voted at the meeting in accordance with your instructions. If no instruction is specified, your shares will be voted by the persons that you designated (with respect to the matters as to which you are entitled to vote) in the following manner:

  (i) "FOR" approval of the Agreement and Plan of Merger dated as of February 5, 1999 (the "Merger Agreement"), the consummation of the transactions contemplated thereby and related matters, and the amendment of the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."

 (ii) "FOR" the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 10,000,000 to 20,000,000 shares.

(iii) "FOR" an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan from 1,250,000 to 2,500,000.

 (iv) "FOR" the election of a director of the Company, as described in this Proxy Statement.

  (v) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

 (vi) In connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy.

     You may change your mind and revoke your proxy at any time before voting by giving written notice of revocation to the Secretary of the Company. This may be done by filling out, signing and delivering to the Secretary a proxy bearing a later date or by showing up at the meeting and voting in person.

Required Vote

     The affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock present, in person or by proxy, and entitled to vote at the Meeting is required for approval of each of the proposals and any other matter which may be put to a stockholder vote at the Meeting. As to any particular proposal, if you abstain (or leave the proxy card blank) it will have
the same effect as a vote against that proposal.   A "broker non-vote" (a card
returned by a broker because voting instructions were not received and the broker does not have discretionary authority to vote on that matter) will not be counted as a vote either for or against the proposal. Votes cast, either in person or by proxy, will be counted by First City Transfer Company, the Company's transfer agent.


Shareholder Proposals For Next Annual Meeting


     Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its offices by January 17, 2000 for consideration for inclusion in the proxy material for the next annual meeting of shareholders. Except for matters that a shareholder of the Company raises pursuant to the procedures contained in Securities and Exchange Commission ("SEC") Rule 14a-8, no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Company not less than 45 days prior to the first anniversary of the record date for the preceding year's annual meeting. For the annual meeting of the stockholders of the Company in the year 2000, the Company must receive this notice on or after January 14, 2000 and on or before February 28, 2000.

Proxy Solicitation

     The accompanying proxy is solicited by the Company. All costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but it may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Summary of this Proxy Statement

     The following information is intended to be a short introductory summary of information contained elsewhere in this proxy statement. The proxy statement itself contains summaries of various information, including summaries of laws, transactions, businesses, industries and agreements. You are urged to read all of the proxy materials and other information provided by the Company. You are also urged to read the laws, agreements and filings to which the Company refers you. Due to its substantially condensed format, the following short introductory summary omits details, references and warnings which are vital to a complete understanding of the proposals which you are being asked to approve.

Proposal 1.


 . What companies will merge?  The Company formed a wholly-owned subsidiary named
  Quorum Communication, Inc. (formerly "TNL Acquisition Corp.") ("AcquiSub"). TelaLink Network, Ltd. ("TelaLink") will merge with AcquiSub (the "Merger") and AcquiSub will be the surviving entity. TelaLink will cease to exist and AcquiSub's certificate of incorporation and by-laws will govern the surviving entity. TelaLink will take AcquiSub's name, or choose a new name, leaving the Company as parent to a new corporation called "Quorum Communications, Inc." or such other name as the new company selects.


 . What is TelaLink's business? TelaLink was formed primarily for the purpose of acquiring, operating and expanding the services provided by rural local exchange carriers ("RLECs"). RLECs provide local telecommunications services in rural areas throughout the United States. TelaLink conducted substantially no business prior to December 1998. In December 1998, its subsidiary Bridges Telecommunications, Inc. d/b/a War Telecommunications, Inc., ("WarTel") acquired the assets of War Telephone Company ("WTC"), a RLEC located in War, West Virginia. WarTel provides telephone service to approximately 1,550 access lines.


 . Why is the Company proposing a merger with TelaLink? How will this affect my shareholdings? As a result of the merger of TelaLink with a newly-formed subsidiary of the Company, the Company will enter the telecommunications business. You will become a stockholder of an enterprise that operates a telecommunications business and will seek additional acquisitions and opportunities for growth in the telecommunications business. Management believes that this business will experience significant expansion.

 . What will happen to TelaLink's capital stock? As of the effective time of the Merger, shares of the capital stock of TelaLink shall automatically convert into the right to receive a portion of the Company Stock to be issued as consideration for the Merger.

 . What other agreements were made in connection with the Merger? In anticipation of the Merger, the Company is loaning $850,000 to a company, TelaLink Acquisition Corp., ("LoanCo") which holds 250,000 shares of TelaLink Series A Preferred Stock. $600,000 of that amount will be loaned to TelaLink by LoanCo. and will use the remaining $250,000 to repay existing LoanCo. obligations. Simultaneously with the Merger, the Company will acquire all of the outstanding capital stock of LoanCo in consideration for 150,000 shares of Company Stock. In addition, the Company has agreed to loan up to $400,000 directly to TelaLink pending completion of the Merger. Under the terms of the Merger Agreement, the Company is obligated to issue employee options to acquire 500,000 shares of Company Stock to Mr. Harry S. Bennett, the Chairman and Chief Executive Officer of TelaLink (the "Bennett Options") and to make
  Mr. Bennett an Executive Vice President of the Company.

 . What consideration will the Company give for the Merger? At or shortly following the closing of the Merger, the Company will issue 1,540,000 shares of Company Stock directly to the holders of the capital stock of TelaLink. An additional 100,000 shares of the Company Stock will be issued at the time of the Merger, but will promptly be returned to the Company's treasury.



  The Company will also issue 1,540,000 shares into an escrow at the closing.
  If the Company meets certain financial goals described in the Merger Agreement before January 1, 2001 (subject to extension to June 30, 2001 under certain circumstances), holders of TelaLink capital stock will receive 900,000 shares of Company Stock, of which 640,000 will be escrowed shares and 260,000 shares will be newly issued Company Stock. If the Company meets certain alternative financial goals within the same time period, the other 900,000 shares of Company Stock will be released from the escrow.


  The release of the second group of shares of Company Stock from the escrow is not contingent on the release of the first group of shares and vice versa. As a result, the net aggregate number of shares of Company Stock which the Company will issue in connection with the Merger will be either 1,540,000, 2,440,000 or 3,340,000.

  In connection with the LoanCo Acquisition, the Company will issue 150,000 shares of its Company Stock to the holders of the capital stock of LoanCo in exchange for all outstanding LoanCo capital stock. The 150,000 shares are in addition to the shares to be issued in the Merger.


 . When is the Merger expected to be completed? The parties to the Merger are working as quickly as possible towards a completion date of May 24, 1999 or promptly following receipt of stockholder approvals and any required regulatory approvals, if later.

 . What are the tax consequences to stockholders? Management of the Company believes the exchange of shares in the Merger will not result in a taxable event for the Company's stockholders. The Company expects to account for the Merger as a purchase of the shares of capital stock of TelaLink and LoanCo.


 . Why is the Company asking me to approve a name change for the Company. The change of name is a condition to the Merger originally requested by TelaLink. However, Management of the Company believes the Company's existing name is more appropriate for a health care business than it is for a Company involved in several businesses. Management further believes that the name "Quorum Holding Corp." is more appropriate for a company involved in several businesses which are not related to health care if TelaLink is included among those businesses. If the Merger is not consummated, management does not believe the proposed name is appropriate for the Company.

 . Do I Have The Right To Dissent From The Merger?  Stockholders of the Company
  have the right to dissent from the Merger pursuant to New Jersey law. If you intend to exercise dissenters' rights, you must file a written notice of dissent with the
                          ----
  Company, stating that you intend to demand payment for your shares if the Merger is approved. Neither an abstention nor a vote against the Merger will constitute such a notice. You will lose your right to dissent if you vote FOR the Merger or consent in writing to the Merger or if you fail to properly make demand for payment. You and the Company each have specific rights and
                                                                    ---
  obligations. There are specific action and time requirements with which you must comply in order to dissent. We urge you to carefully read the summary
  ----
  contained in this proxy statement under the heading "Dissenter's Rights" and the laws to which that summary refers.

Proposal 2

 . Why does the Company want to increase the number of authorized shares of Common Stock? The Company's certificate of incorporation currently authorizes the issuance of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Company does not have any preferred stock issued or outstanding. However, 3,267,500 shares of Company Stock were issued and outstanding as of March 4, 1999, and 3,480,000 shares of Company Stock were reserved for issuance pursuant to outstanding warrants, options and other securities. If the Merger is approved by the stockholders and is closed, the number of shares of Company Stock which the Company will be required to issue and reserve for issuance under the terms of the Merger Agreement and related agreements will be greater than the number of shares of Company Stock that the Company currently has available for issuance. Whether or not the Merger is closed, management believes that the Company should have additional authorized shares available for use in any future acquisitions or mergers and for other corporate purposes. The approval of the Company's stockholders is required to amend the Company's certificate of incorporation to increase the number of authorized shares of capital stock.

Proposal 3

 . Why am I voting to approve additional shares for a plan we recently approved?
  Under the terms of the Merger Agreement, the Company is required to make 1,000,000 shares available under the terms of the Company's 1997 Equity Incentive Plan (the"1997 Plan") to cover the issuance of options to new management of the Company and its subsidiaries. This is a condition to TelaLink's obligation to close the Merger. Management of TelaLink advised the Company that they believe it is necessary to have shares available under the plan in order to attract and retain the most qualified management personnel, including personnel for the telecommunications business. Management of the Company also believes that additional shares should be available for options to attract and retain qualified personnel. Of the 1,250,000 shares currently available under the 1997 Plan, 1,190,000 are reserved for issuance on the exercise of currently outstanding options.

 . Will the Board of Directors change? Under the terms of the Merger Agreement, the Company has agreed to expand the Board of Directors from five to seven members and to allow the TelaLink stockholders to nominate three of those directors. One of the three directors nominated by TelaLink must qualify as "independent" under applicable rules and regulations. At such time as TelaLink designates an "independent" director, management believes that Stanley B. Amsterdam will resign from his term as a director of the Company and expects that the newly nominated independent director will serve the remainder of Mr. Amsterdam's term, expiring in 2001. Other individuals nominated by the TelaLink shareholders will initially be elected by the Company's Board of Directors.



     PROPOSAL 1.   APPROVAL OF THE MERGER AND CHANGE OF CORPORATE NAME

     The following information is a summary of information relating to the Merger described in the Merger Agreement. This summary is not intended to be a complete description of the Merger. It is subject to and qualified by the more detailed information contained in the Merger Agreement and related documents. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and copies of other relevant documents have been incorporated into this Proxy Statement from the Company's report on Form 8-K filed with the United States Securities and Exchange Commission on February 19, 1999 which is available from the Company upon request. We urge you to read each of these documents.



Information Concerning the Business of TelaLink


     TelaLink is a Delaware corporation formed April 2, 1996. Its principal place of business and its executive offices are located at 30 Butternut Lane, Basking Ridge, New Jersey 07920. Its telephone number is (908) 221-0360. TelaLink is a provider of telecommunications services. It seeks to grow through the acquisition of rural local exchange carriers ("RLECs") that provide basic local telecommunications services throughout rural communities and protected territories in the United States. TelaLink presently owns and operates WTC, a RLEC with over 1500 access lines that has provided rural telephone service to residents of the community of War, West Virginia, for over thirty years.

     For the year ended December 31, 1998, TelaLink had revenue and net loss of approximately $97,000 and $499,000, respectively. On a pro forma basis, after giving effect to the acquisition of the assets of WTC, TelaLink would have had revenue and net loss of approximately $1,159,000 and $839,000, respectively, for the year ended December 31, 1998.

Industry Overview


     The local telephone industry is comprised of a group of five Regional Bell Operating Companies ("RBOCs"), comprised of Ameritech, Bell Atlantic, BellSouth Corporation, Southwestern Bell, and U.S. West, and a large number of smaller independent telephone companies. According to the United States Telecommunications Association ("USTA"), over 1,300 telephone companies in the United States each have fewer than 25,000 access lines. Many of these small telephone companies operate in thinly populated, rural areas. In many cases, there has historically been limited competition within the rural areas due to the high cost of constructing and operating a competing network for use by the limited customer base in such areas. Many of these RLECs are owned by families or small groups of individuals and were founded shortly after World War I. The Telecommunications Act of 1996 ("Telecommunications Act") has led many of these companies to modernize and provide varied expanded services. As a result of the mandates of the Telecommunications Act, management of TelaLink believes there will be increasing opportunities to acquire RLECs. In addition, RBOCs may seek to dispose of rural access lines in certain markets in order to focus on urban and international markets. However, newer competing technologies, increased housing density in formerly rural areas and regulatory changes are likely to increase competition for RLECs and for the customers historically served by RLECs.

     The independent RLECs market has limited competition relative to the non-rural telecommunications market and a favorable regulatory environment. The largest use of telecommunication services in the rural areas is for telephone voice transmission, but TeleLink management believes there is a rapidly growing demand for such services as Internet access, Caller ID, Call Forwarding, Voice Mail, Telemedicine and Distance Learning Applications.

Recent Acquisition


     TelaLink was party to an Asset Purchase Agreement by and among TelaLink, WarTel, WTC and Colonial Telephone Company (the sole shareholder of WTC), dated June 9, 1998 and amended on November 23, 1998. Pursuant to the terms of that agreement, TelaLink's subsidiary WarTel acquired substantially all of the assets of WTC for $4,500,000. The funds to pay the $4,500,000 purchase price were comprised of $1,500,000 in cash and the proceeds of a $3,000,000 loan from the Rural Telephone Finance Cooperative ("RTFC"). The RTFC is a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products and business management services. The RTFC loan is secured by a first priority lien on the assets acquired from WarTel.

     WarTel is located in McDowell County, West Virginia and operates approximately 1,550 access lines. WarTel currently employs three full time employees and operates from a company-owned facility in War, West Virginia. WarTel's operating area comprises approximately 5 square miles and contains approximately 300 access lines per square mile. The customers using WarTel's access lines are approximately 98% residential and 2% business. In the year ended December 31, 1997, WTC had revenues of approximately $1.1 million.


Business and Acquisition Strategies


     Introduction. Management of TelaLink believes that the rural telecommunications market is particularly attractive due to limited competition for customers in individual rural markets and a favorable regulatory environment. Management of TelaLink intends to have the company acquire additional RLECs and rural telephone operations currently operated by larger telephone companies in the mid-west and western regions of the United States. They intend to focus acquisition efforts on rural telephone operations that exhibit significant opportunities for synergies and economies of scale, positive economic and demographic characteristics, deployment of under utilized advanced technology and strong mid-level management. Management believes that, by consolidating rural telephone operations, TelaLink can achieve operating efficiencies by the reduction of overhead costs. They further believe that TelaLink can increase the revenues historically achieved by the operations by offering enhanced services such as voicemail, conference calling, Internet access, call forwarding, cellular services and other premium services that are not currently generally provided to customers in rural areas in which TelaLink operates and intends to operate.



     Continued Growth Through Acquisitions. TelaLink expects to grow primarily by acquiring independent RLECs and by purchasing rural telephone operations from large telephone companies such as the RBOCs, GTE Corporation and others. TelaLink will focus its acquisition efforts on rural telephone companies that exhibit: (i) significant opportunities to realize management and operating synergies and economies of scale; (ii) positive economic and demographic characteristics; (iii) a positive regulatory and operating environment; (iv) deployment of advanced technology; and (v) strong mid-level management capabilities. TelaLink is also considering the acquisition of cellular, cable television, long distance resale, paging and wireless operations, but primarily as ancillary business segments of acquired RLECs. There is substantial competition for the purchase of RLECs. Further any such acquisitions will require and depend upon TelaLink's continuing ability to obtain acquisition financing and to find willing sellers. There can be no assurance that TelaLink will obtain any such acquisition financing or execute agreements with acquisition candidates. Such acquisitions will also depend on the ability of TelaLink to obtain appropriate Federal Communications Commission ("FCC") and state regulatory licenses to engage in these services.

     Improve Operating Efficiency Of Acquired RLECs. By consolidating RLECs and other rural telephone operations under a single corporate organization, TelaLink management believes that TelaLink can achieve significant operating efficiencies that the independent telephone operators could not attain individually. To accomplish this, TelaLink management intends to consolidate the regulatory, accounting and billing functions of the acquired companies in order to reduce overhead costs. TelaLink management believes its operating, regulatory, marketing, technical and management expertise and its potential financial resources from sources such as the RTFC will improve the operations and profitability of the acquired RLECs.

     Increase Revenue Through Enhanced Service Offerings. TelaLink management believes that local community presence and brand recognition will allow it to grow revenues by offering enhanced and ancillary telecommunications services to its anticipated customer base. Unlike the RBOCs, TelaLink's RLEC operations are not presently subject to regulatory restrictions that would prohibit it from marketing other services such as long distance services in its existing franchise territory or elsewhere. TelaLink intends to pursue incremental revenue growth through: (i) traditional ancillary telephony service offerings such as enhanced calling services, including voice mail and conference calling;
(ii) long distance resale services, including related products such as "800" service and long distance calling cards; (iii) multimedia services such as Internet access, cable television and other entertainment services; and (iv) various wireless services, including cellular, PCS and paging.



     Expand Existing Market Presence By Launching CLEC Services. TelaLink management believes TelaLink has an opportunity to penetrate underserved markets adjacent to its proposed franchise areas as a competitive local exchange carrier ("CLEC"). TelaLink management believes that by pursuing this opportunity it can generate incremental revenue by utilizing its existing RLEC network infrastructure. TelaLink plans to offer an array of telecommunications services, such as local, long distance, data and wireless, to customers in rural and small urban markets (populations between 25,000 and 75,000) within approximately 200 miles of any company-owned RLEC. There can be no assurance that TelaLink will be successful in implementing its strategy, including obtaining appropriate FCC or state regulatory certifications or licenses to engage in these services.



     RTFC Financing. As a key component of its strategy, TelaLink expects to finance a significant amount of its acquisitions through the RTFC, a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products, and business management services. The RTFC is a branch of the National Rural Utilities Cooperative Financing Corporation ("CFC"). TelaLink plans to finance a material portion of the cost of future acquisitions through the issuance of additional debt securities to the RTFC as well as through the issuance of equity securities. Upon the closing of the WTC acquisition, TelaLink became a member of the RTFC. TelaLink obtained acquisition and working capital financing from the RTFC for WTC and may obtain additional financing in respect of other RLECs it may acquire. Although the RTFC is permitted by law to lend up to 80% of the purchase price of an RLEC, there can be no assurance that the RTFC will provide any future financing for TelaLink or will provide future financing at such a funding ratio.


Revenue Generation

     RLECs typically receive the majority of their revenue from "access charges" (the rates long-distance carriers pay to a local exchange carrier ("LEC") for use of it's network to originate and terminate toll calls), as compared to the RBOCs, which receive a majority of their revenues from basic local service charges. In addition, RLECs receive federal Universal Service Support Fund ("USSF") revenue. The USSF was created to assist small telephone companies serving rural and sparsely populated communities by granting funds to carriers that are designated as

Eligible Telecommunications Carriers ("ETCs"). ETCs are designated by state regulatory agencies, which usually are called public service commissions or public utility commissions ("PUCs"). TelaLink's current and targeted RLEC acquisitions are designated as ETCs and, accordingly, TelaLink will be eligible to benefit from the USSF. Large LECs, in contrast, are not eligible to receive the funds because of their overall size and the assumption that they can afford to subsidize rural areas with profits from their larger urban/suburban franchises. Also, the PUCs generally impose greater demands on LECs to spend capital to modernize plant facilities than they do with respect to RLECs and/or holding companies that own only RLECs in their portfolios.

     TelaLink plans to generate revenue through: (i) the provision of basic local telephone service to customers within its planned service areas; (ii) the provision of network access to interexchange carriers for origination and termination of interstate and intrastate long-distance phone calls; (iii) USSF payments; and (iv) the provision of ancillary services such as billing and collection, long-distance resale, enhanced services, wireless services, cable television services, Internet services and customer premises equipment sales.

     The FCC established the National Exchange Carrier Association ("NECA") in 1983. Among the duties and responsibilities assigned to the NECA is the development of interstate access service tariff rates, terms, and conditions in which LECs may concur. The NECA develops interstate access rates on the basis of data that is provided individually by each LEC that participates in the various portions of its tariff and that is aggregated for presentation to the FCC. The result yields blended rates based upon averaged costs of all of the participating LECs that reflect a level intended to generate revenue equal to the aggregate costs and a return on the investment of all of the participants. Compensation for interstate access services is based on reimbursement of costs and an allowed rate of return. This compensation is received from the NECA in the form of monthly settlements.


Competition

     TelaLink faces competition for acquisition targets from a variety of other consolidators of RLEC businesses. These include "Regional Bell" operating companies and other independent telephone companies which are also engaged in the business of consolidating RLECs and other LECs. The largest of these competitors include without limitation, the RBOCs MJD Communications, Inc., TDS Telecom, a subsidiary of Telephone and Data Systems, Inc., Century Telephone Corp., Citizens Telephone Corp., Pioneer Telephone Corp., Inc. and Frontier Communications, Inc. TelaLink also faces competition from both traditional service providers and from a wide variety of cellular service, internet service, cable based service and the providers in the local market in which WarTel operates, and will have competition in each of the local markets in which it acquires RLECs. In the current regulatory environment, which stresses universal communications service, RLECs have had relatively little competition in their local service areas. This results, in part, from regulatory cost structures which are intended to keep rural customer telephone charges at reasonable levels while allowing RLECs to earn a fair return investment. Because the regulatory pricing and cost recovery advantages available to RLECs are generally unavailable to competitors of RLECs, there has been a substantial economic barrier to entry for potential competitors. However, based on the Telecommunications Act of 1996 (the "Telecommunications Act") and other recent actions of federal and state regulatory authorities, TelaLink's management believes that the competition in the rural markets is likely to increase over the next several years.

Properties

         WTC, TelaLink's RLEC subsidiary, operates from a 1058 square foot free standing facility located on approximatly one-half acre property in War, West Virginia. WAR wholly owns the facility and its surrounding property, subject to certain security interests including the security interest of the RTFC.

TelaLink Management


     Senior management of TelaLink is comprised of Harry S. Bennett, the Chief Executive Officer and Chairman, and Jane Medlin, its Chief Operating Officer.

     Harry S. Bennett joined TelaLink as its Chairman and Chief Executive Officer. He has over 25 years of experience with AT&T and most recently was its Executive Vice President of the Local Service Division. He holds a Bachelor of Science degree from the United States Military Academy and a Master of Science degree from the Massachusetts Institute of Technology (MIT).

     Jane Medlin joined TelaLink in December 1998 as its Chief Operating Officer. She has over 30 years of local and long distance telephony experience concentrating in the operating and product segments of the business. During her local career at Bell Atlantic, she held a wide range of positions that spanned from Operator Services, Local Office Administration, Business Premises Engineering, Installation and Maintenance, and Marketing. Her most recent position was as Chief Technical Officer for several business units. Ms. Medlin holds a Bachelor of Arts degree from the University of Richmond, a Master of Arts degree from Virginia Commonwealth University, and a Master of Business Administration from Fairleigh Dickinson University.



Litigation


     There is presently no litigation pending against TelaLink or WarTel. A former officer of a company owned in part by Edward Bridges, a director of TelaLink, has informally raised claims against that company, Mr. Bridges and companies affiliated with or formerly affiliated with Mr. Bridges, including TelaLink, regarding alleged money and stock compensation claimed to be owed. TelaLink expects to vigorously defend against any such claim. In addition, the shareholders of TelaLink will indemnify the Company from any liability it may incur as a result of any such claim.

Regulatory Matters

     The telecommunications industry is heavily regulated on the federal level by the FCC, on the state level by the various PUCs, and by numerous local authorities. While resulting regulations have historically supported the revenue base of WarTel, they have also caused WarTel and TelaLink to incur additional costs. Certain recent and probable future changes in the regulatory landscape are likely to result in additional competition. The regulatory summary which follows is limited in scope and does not purport to describe all present and proposed federal, state and local regulation and legislation affecting TelaLink and WarTel. Further, certain existing regulations are currently, and more might become, the subject of judicial challenges and legislative and administrative hearings and proceedings that could substantially impact the regulatory environment. The effect of any current or future change in regulation cannot be predicted with any certainty.


     Federal Regulation. TelaLink must comply with the Communications Act of 1934, as amended (the "Communications Act") and applicable regulations promulgated thereunder. Among other mandates, the FCC requires common carriers to file periodic reports concerning interstate circuits and deployment of network facilities. The FCC also regulates rates charged by carriers for interstate access services (i.e., the originating and terminating of connections to the local telephone network for long distance calls) and requires carriers providing interstate access services to file tariffs with the FCC reflecting the rates, terms and conditions of those services. LECs may file their own company rates or, if they prefer, may concur in a common tariff prepared by the National Exchange Carrier Association ("NECA"), which contains blended rates based on the average costs of all participating LECs. These tariffs are subject to review and potential objection by the FCC or third parties. Federal rules also require that carriers separate their costs between regulated and non-regulated services. Carriers may not subsidize the provision of regulated services through the provision of non-regulated services. In addition, the Federal rules govern the way in which costs incurred in the combined provision of both interstate and intrastate services are identified for purposes of federal or state regulation.



     State Regulation. Many PUCs regulate the purchase and sale of LECs, prescribe certain accounting procedures, and regulate various other matters, including service standards and operating procedures. PUCs, like the FCC, can sanction a carrier, order fines and penalties, or revoke authorizations for violations of applicable state laws and PUC regulations. In most states, LECs are required to file tariffs setting forth the terms, conditions, and prices for services that are classified as intrastate. While state procedures with respect to tariffs vary, these tariffs generally are subject to review and potential objection by PUCs or third parties.

     As noted, a LEC incurs expenses that are utilized for the provision of both interstate and intrastate services. FCC rules establish the separations process that identifies the LEC's interstate costs. The remaining costs are the LEC's intrastate costs. Generally, a LEC's intrastate regulated revenue requirement is recovered by the revenues the LEC generates from its intrastate regulated services. Local service rates used by LECs to recover these revenues generally are regulated by PUCs. Many PUCs have traditionally overseen pricing through "rate of return" regulation that focuses on authorized levels of earnings by LECs. As part of the movement toward deregulation, several states are turning away from traditional rate of return regulation towards "price cap" and incentive regulation. Currently, however, in most states, LECs continue to be subject to rate of return regulation.

     Local Regulation. LECs also are subject to numerous local regulations, such as building code and zoning requirements. These regulations may vary greatly from state to state and from city to city.

     Telecommunications Act. The Telecommunications Act of 1996 (the "Telecommunications Act") brought about comprehensive revisions to the Communications Act, causing plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The Telecommunications Act is intended to promote competition in all areas of telecommunications and to reduce regulation. While the Company believes that it will take years for the industry to experience the full impact of the Telecommunications Act, it is already clear that the legislation provides the Company with both opportunities and challenges.



     As a result of the passage of the Telecommunications Act, LECs, including RLECs, face the prospect of being subject to competition for the first time in the provision of traditional local telephone and intrastate toll services. However, the Telecommunications Act also provides for the codification of principles of "universal service," which ensure (1) the availability of quality services at just, reasonable and affordable rates, (2) increased access to advanced telecommunications services to all consumers, including those in low income, rural, insular and high cost areas, at rates reasonably comparable to those charged in urban areas, (3) increased access to advanced telecommunications services for all schools, libraries and health care providers, and (4) that all providers of telecommunications services contribute, in some equitable and nondiscriminatory manner, to the USSF. One of the initial changes that has been implemented is that USSF monies are distributed only to carriers that are designated as eligible telecommunications carriers ("ETCs") by a state PUC. WarTel has been designated as an ETC pursuant to the Telecommunications Act. In areas served by RLECs, the Telecommunications Act provides that a state PUC may designate more than one ETC only after determining that the designation of an additional ETC will serve the public interest. As a result, an incumbent RLEC has an opportunity to maintain its status as the sole recipient of USSF payments in its service area even if it is subsequently subjected to competition.

     A number of issues regarding the appropriate model for assessment of costs recovered through the USSF and the level of federal funding of this program remain outstanding. In addition, there are pending a number of appellate court cases and petitions for reconsideration challenging several aspects of the FCC's universal service rules. It is not possible at this time to predict whether the FCC or Congress will order modification of the fund, or the ultimate impact of any such modification on TelaLink.


     The Telecommunications Act also mandates the promulgation of new regulations for interconnection between competing carriers, generally providing that LECs are entitled to recover their costs and may receive a reasonable profit for providing interconnection to competitors. The ability to recover adequately costs of interconnection recently was subject to legal challenge in the United States Supreme Court. While the Supreme Court upheld the FCC's authority to require such interconnection, the Court also directed the FCC to reexamine its determination of which network elements must be made available to competing carriers. In addition, the issue of whether the FCC's current pricing mechanism ensures the adequacy of cost recovery appears unresolved. Depending on its outcome, this reexamination could, in the future, affect TelaLink's ability to continue to operate at a profit.

     Under the Telecommunications Act, WarTel, as a rural carrier, is eligible to request exemption, suspension or modification of certain interconnection requirements from its state PUC. Such request may be granted by the PUC to the extent it determines that such exemption, suspension or modification is necessary to avoid significant adverse economic impact, to the extent the requirement is technically or economically infeasible or burdensome, and such action would serve the public interest. It is not known at this time how state regulators would respond to such a request.


     In addition, as a rural telephone carrier, WarTel automatically is exempt from those interconnection requirements applying only to ILECs. Such automatic exemption may be lifted by a state PUC only on the request of a competing LEC which is technically feasible, not unduly burdensome and is consistent with the goals of universal service. If such a request is filed by a potential competitor with respect to TelaLink's operational territory, TelaLink likely would ask the state PUC to retain the exemption.



     The Telecommunications Act also makes entry into the telecommunications industry more attractive to competitors by, among other things, removing most state and local barriers to competition, and may increase the level of competition TelaLink faces. For example, after notice and an opportunity for comment, the FCC may preempt a state requirement that prohibits or has the effect of prohibiting a carrier from providing intrastate or interstate telecommunications services in an area under that state's jurisdiction. Congress, however, recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by RLECs.


     TelaLink believes that competition in any areas it serves ultimately will increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies) adopts final regulations.

     Promotion of Local Service Competition and Rural Telephone Companies. As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote local service competition. Congress, however, recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by RLECs.

     Pursuant to the Telecommunications Act, LECs, including both ILECs and new competitive carriers, are required to: (i) allow others to resell their services at retail rates; (ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listings; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the ILEC for the cost of providing these interconnection services.



     Under the Telecommunications Act, the Company, as a rural carrier, is eligible to request exemption, suspension or modification of any or all of the requirements described above from state PUCs. A PUC may grant such a petition to the extent that it determines that such suspension or modification is necessary to avoid a significant adverse economic impact on telecommunications users generally, to avoid imposing a requirement that is technically unfeasible or unduly economically burdensome, and that such suspension or modification is consistent with the public interest. It is not known at this time how state regulators will respond to such a request. If the regulators deny some or all of a request and if the regulators do not allow the Company adequate compensation for the costs of providing interconnection, the Company's costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights.



     Pursuant to the Telecommunications Act, with certain exceptions, ILECs are required to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point; (ii) unbundle and provide nondiscriminatory access to network elements (such as local loops, switches and transport facilities) at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the ILEC's facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the ILEC. Competitors are required to compensate the ILEC for the cost of providing these interconnection services.



     However, pursuant to the Telecommunications Act, the Company, as a rural telephone carrier, is also automatically exempt from these additional ILEC requirements. This exemption can be lifted or modified by a state PUC if a competing carrier files a bona fide request for such interconnection, services, or network elements. If such a request is filed by a potential competitor with respect to one of the Company's operating territories, the Company is likely to ask a state PUC to retain the exemption. A PUC may grant such a potential competitor's petition to the extent that it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. If a state PUC lifts such exemption in whole or in part and if the state PUC does not allow the Company adequate compensation for the costs of providing the interconnection, the Company's costs would significantly increase and it could suffer a significant loss of customers to competition. Finally, the FCC issued an order in May 1997 that directed that ILECs could not impose access charges on long distance and other carriers that purchase unbundled network elements from the ILECs. This decision could serve to reduce access revenues for the Company and other ILECs. Several parties have appealed this and other aspects of the FCC's May 1997 order, but the Company is unable to predict the outcome of such appeals at this time.



     The risk to the Company from competitive entrants into its local telephone markets must be weighed against any new opportunities the Company could take advantage of in terms of new services offerings, such as interstate service, Internet access, PCS or other wireless service, cable TV or international services.



     The Company believes that competition in its telephone service areas will ultimately increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies), adopts final regulations.



     Promotion of Universal Service. Newly codified universal service principles are being implemented by both the FCC and the state PUCs. One of the initial changes that has been implemented is that USSF funds are distributed only to carriers that are designated as eligible telecommunications carriers ("ETCs") by a state PUC. The Company's telephone operating company has been designated as ETCs pursuant to the Telecommunications Act.



     In order to promote competition in areas served by incumbents that are not RLECs, the Telecommunications Act requires the designation of two or more ETCs. In areas served by RLECs, however, the Telecommunications Act provides that a state PUC may designate more than one ETC only after determining that the designation of an additional ETC will serve the public interest. As a result, an incumbent RLEC has an opportunity to maintain its status as the sole recipient of USSF payments in its service area even if it is subsequently subjected to competition. The Company's telephone operating company has been designated as RLECs pursuant to the Telecommunications Act.



     RLECs temporarily will receive USSF payments pursuant to existing mechanisms for determining the amounts of such payments with some limitations, such as on the amount of corporate operating expense that can be recovered from the USSF. In 2001, after a transition period, RLECs will secure USSF payments based upon forward-looking economic costs. The FCC is expected to initiate a proceeding to develop "cost proxy models" to establish the forward- looking costs of RLECs, and the Federal-State Joint Board on Universal Service is establishing a working group to assist in that process. The FCC is engaged in a proceeding to revise the methodology for determining universal service support.



     It is uncertain whether the proxy model will allow for an accurate cost assessment for rural telephone companies. Also, even if the model accurately predicts the forward looking economic costs of an RLEC, if that number is significantly less than its embedded costs, full cost recovery will not be assured. Several parties have expressed objections to the size of the fund and the services eligible for subsidization. In addition, the FCC also decided that it would fund only

25% of the nationwide universal service costs, leaving to the states the responsibility to fund the remaining 75% of the costs. Parties, including state PUCs, also have objected to the recovery of only 25% of costs in the federal USSF, arguing that the remaining burden on states will result in increased rates for local services.


     In addition, there are a number of petitions for reconsideration challenging several aspects of the Commission's universal service rules. Legislation has been introduced that would require the FCC to modify the rules. It is not possible to predict at this time whether the FCC or Congress will order modification to the fund, or the ultimate impact from any such modification on the Company.


Cost Recovery of Regulated Services; Sources of Regulated Revenues


     Introduction. As regulated common carriers, RLECs are entitled by law to an opportunity to recover the reasonable costs they incur in the provision of regulated telecommunications services and to earn a reasonable rate of return on the investment required to provide the regulated services. The costs of providing regulated services are recovered through rates established by the appropriate regulatory authority (i.e., the FCC for interstate services and generally the state PUC for intrastate services). For RLECs, the cost recovery process may also be achieved through the application of "pooling" and distributions from the USSF. In general, the rate regulated services provided by RLECs include basic local exchange services and interexchange access service that entails originating and terminating connections of the local telephone network to long distance networks. The rate making process for LEC rate regulated services is complicated by the fact that the costs incurred by LECs in the provision of rate regulated services are utilized for both local exchange services and interexchange access services. Moreover, the provision of interexchange access service is required for the origination and termination of both interstate and intrastate long distance calls.



     The fact that a cost incurred by a carrier may be simultaneously associated with the provision of both interstate and intrastate services results in the need to allocate the costs between the jurisdictions for rate making purposes. This process is referred to as "separations" and is governed by the FCC's rules and regulations. The underlying legal purpose of the separations rules is to define how a carrier's expenses are to be allocated between the federal and state jurisdiction--i.e., how much of the company's costs are recovered from the interstate jurisdiction and how much from the intrastate jurisdiction.



     Because government regulators generally recognize that such an allocation could have a significant impact on RLECs' abilities to provide needed services to their customers, such regulators typically allow RLECs to recover a reasonable level of expenses and return on investment while concurrently charging acceptable service rates regardless of the demographics and economic market conditions of their rural service areas.



     Interstate Regulation. Although the network of a RLEC may be confined to its facilities within a state, the RLEC is subject to FCC regulation of the rates it charges for interstate access service.

Establishment of Individual Access Service Costs


     To the extent that a telecommunications carrier engages in the provision of any nonregulated services, interstate or otherwise, the applicable law requires that the provision of any such services can not be subsidized by the provision of regulated services. Accordingly, when a carrier incurs an expense that is utilized for the provision of both regulated and nonregulated service, the FCC requires the carrier to engage in a process similar to the separations process described above in order to first allocate expenses between regulated and nonregulated services.



     After identifying the LEC's regulated costs, the carrier applies a separation analysis to identify the company's interstate costs or revenue requirements including its authorized rate of return. The rates for interstate access services are established to allow LECs to recover their identified interstate costs.



     One of the most significant of such costs are those associated with deployment of the local loop. As a general rule, the FCC has determined that, with certain limited exceptions, 25% of the cost of a local loop will be allocated to the interstate jurisdiction. The FCC has established a rate structure that provides for the recovery of these costs (up to an established level per month) directly from the end user customer through the assessment of a subscriber line charge. Generally, the remaining interstate portion of the loop costs are recovered from access charges, assessed in accordance with FCC rules, to the long distance carriers for the utilization of the local loop to originate and terminate interstate long distance calls.



     As a result of the market and geographic conditions in rural areas, the costs of providing local loop and switching services are often higher for RLECs than for other LECs. In the absence of an accommodation in the FCC rules to address this fact, a substantial portion of an RLEC's costs would remain unrecovered, and it would have little alternative other than to charge very high rates for intrastate services. Accordingly, the FCC provides for additional interstate recovery by eligible RLECs through the USSF, which is available to those companies whose loop costs are significantly above the national average as calculated pursuant to the FCC rules. In addition, the FCC rules also provide for additional interstate cost recovery of switching costs for smaller companies serving fewer than 50,000 access lines.



Individual Company Access Tariffs or the NECA Tariff


     The purpose of applying the FCC's separations and access rules is to identify the interstate allocation of costs to be recovered from each of the various access rate elements. Individual LEC interstate access service rates are developed on the basis of the individual LEC's determination of its access costs divided by its projected demand for each service. The resulting individual company rates are published in a company's interstate access tariff and filed with the FCC, where they are subject to challenge by third parties and FCC review.



     The FCC recognized that this individual company rate making and tariff filing process may be administratively and economically burdensome for small LECs. In order to address this concern, the FCC established the NECA in 1983. Among the duties and responsibilities assigned to the NECA is the development of interstate access service tariff rates, terms, and conditions in which LECs may concur.



     NECA develops interstate access rates on the basis of data that is provided individually by each LEC that participates in the various portions of its tariff and that is aggregated for presentation to the FCC. The result yields blended rates based upon averaged costs of all of the participating LECs that reflect a level intended to generate revenue equal to the aggregate costs and a return on the investment of all of the participants. As a result of this process, individual participating LECs are likely to have costs of providing service that are either higher or lower than the revenues generated by applying the NECA tariff rate. In order to rectify this result, the revenues generated by applying the NECA rates are pooled by all of the participating companies and redistributed on the basis of each individual company's costs. The result of this process not only eliminates the burden of individual tariff filing, it also produces a system whereby small companies can share and spread risk. For example, if an RLEC filed its own tariff and subsequently suffered the loss of major customers that utilize interstate access service, the RLEC could suffer significant under-recovery of its costs. In the NECA pool environment, the impact of the loss of access usage and associated revenues is reduced because it is spread over all of the pool participants and may be offset by increases in usage and associated revenues realized through service provided by another pool member.



     Many of the NECA pool participants derive their interstate revenues from the NECA pool on the basis of "average schedule" settlements as an alternative to reporting their individual company specific costs. By participating in this process, a LEC avoids the requirement of applying the procedures otherwise necessary to separate regulated and nonregulated costs and interstate and intrastate regulated costs. In order to be an average schedule company, a LEC must have been utilizing the average schedules since December 1, 1983, or have been permitted to convert to average schedule status pursuant to an FCC waiver.



     All average schedule companies must participate in the NECA tariff and, as with all other NECA tariff pool participants, average schedule companies charge for interstate access services on the basis of the rates, terms and conditions set forth in the NECA tariff, and they report their interstate access revenues to NECA. Instead of recovering their company specific identified interstate revenue requirement, however, a company that utilizes average schedules receives payments based on formulas developed by NECA and submitted for approval to the FCC. The average schedule formulas are applied to each average schedule company and produce average schedule settlements for each company that are based in part on the number of access lines served by each company and in part on the number of interstate access messages handled by each company.



     The average schedule formulas are developed in a manner intended to yield results that would approximate the results derived from the utilization of actual costs based on individual company costs and jurisdictional separations. In practice, an average schedule company will typically receive either more or less revenues than its individual company interstate costs. If the company experiences significant growth in messages without a proportionate increase in costs the formulas provide, to an extent, for growth in revenue. A company that is not currently receiving settlements on an average schedule basis cannot convert to average schedule status without a waiver from the FCC, which has clearly made known its intent that it is not likely to grant any such waiver requests.



     If a company that utilizes average schedules experiences a decline in usage, or if its growth does not generate revenues that keep pace with increased costs, the company may not recover its actual costs from the average schedules. The FCC rules do permit a LEC to address this concern by converting from average schedule status to an actual cost basis for the determination of its interstate access costs. The FCC rules, however, do not permit a LEC to convert back to average schedules subsequent to its election to convert to a cost based settlement. However, the Company is not an average schedule company.



     In May 1997, the FCC issued a decision modifying its rules and policies governing interstate exchange access services of ILECs. This decision applied, with limited exceptions, solely to ILECs that are governed by the FCC's price cap system of regulation. As for ILECs that are subject to federal rate-of-return regulation, the FCC stated that it plans to initiate a separate proceeding in 1998. The FCC has also proposed modification of its existing separations procedures, which allocate the costs of facilities providing intrastate and interstate services between the federal and state jurisdictions. The outcome of each of these proceedings, and their ultimate impact on the Company, cannot be predicted at this time.



Intrastate Revenue Requirement and Rate Regulation


     A LEC incurs expenses that are utilized for the provision of both interstate and intrastate services. The FCC rules establish the separations process that identifies the LEC's interstate costs. The remainder of the costs represent the LEC's intrastate costs. Generally, the LEC's intrastate regulated revenue requirement is recovered by the revenues the rates for which are established by the LEC generates from its intrastate regulated services, in accordance with the applicable rules of each state.



     Although the rules and processes vary from state to state, general principles emerge that are useful in understanding intrastate regulated cost recovery. The following discussion is limited to those general principles and does not address specific states or the development of intrastate incentive regulation mechanisms. As with federal incentive regulation programs, however, these alternative regulatory systems are generally useful only for RLECs that have lower than average costs and serve areas with a likelihood of continued high growth.



Intrastate InterLATA Toll and Intrastate Access Charges


     Intrastate regulated services are generally subject to traditional "rate of return" regulation. The intrastate regulated services provided by RLECs can typically be divided into three categories: intrastate interLATA access service; intrastate intraLATA access and long distance service; and local services. The term "LATA" is a remnant from the break-up of the Bell system. In connection with the divestiture of the local operating companies from AT&T, the RBOCs were limited to providing service within a LATA or a group of LATAs; AT&T and other long distance carriers handled traffic between LATAs. As a result, the shorter haul long distance calls within a LATA were generally handled by an RBOC together with any other LECs providing service within the LATA. The rules regarding the provision of intraLATA toll service are changing to provide for competitive choice in the same way interLATA toll service is offered. In addition, the Telecommunications Act permits RBOCs to provide interLATA services outside of their regions, and within their region conditioned upon a demonstration that the RBOC had opened its local markets to competition. To date, no RBOC has been deemed by the FCC to have made this demonstration. The amount of competition to which the Company is subject may also be affected by a recent decision of the U.S. District Court in Texas invalidating those portions of the Telecommunications Act that prohibit RBOCs from providing certain services, including in-region interLATA services. The decision has been stayed, and an appeal is currently pending. While all states have established an access charge environment for LECs to charge long distance carriers for originating and terminating intrastate long distance calls, variations exist among the states with respect to the treatment of the role of the RLECs in the provision of intrastate intraLATA toll service.



     The development of service specific costs and rates for the establishment of intrastate regulated services also varies among the states. Some states require the utilization of the FCC separations rules with state specific modifications to specifically identify an intrastate toll and access revenue requirement. In other states, intrastate access rates are adopted that mirror interstate access rates as an alternative to the development of LEC specific intrastate access costs and rates. Another variation that has developed is a process that has resulted in the establishment of intrastate access charges and subsequent modifications through industry negotiation and consensus.


Local Service Rates


     Regardless of the variation of the process utilized to establish the intrastate access rates, the local service revenue requirement is residually derived as the remaining costs. Local services include basic service rates, custom calling features, installation and repair services, and any other services that are not designated interexchange (including extended area service, measured usage, area calling plans and other variations of services that are not subject to long distance charges).


Pending Regulatory Change and Conclusion


     Although there is no single model for state regulatory change, many states have initiated proceedings to review the level of intrastate access charges and to consider changes in the provision of intraLATA toll services. Concurrent consideration is often given to issues regarding whether decreased revenue resulting from reduced access charges should be offset by increases in local service rates; or support from a state universal service funding mechanism.

Background of the Merger



     Prior to the sale of substantially all of the Company's dialysis business assets and the sales of the assets of the Company's affiliated consulting customers in October 1997 and January 1998, the Company began to investigate potential acquisition and merger candidates. This search continued through November 1998. The Company engaged in preliminary discussions and substantive negotiations with other companies. However, except for the acquisition of certain dry cleaning businesses, none of the discussions or negotiations resulted in the execution of a merger or other agreement.

     In November 1998, Stephen L. Trenk, the President and Chief Operating Officer of the Company, and Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, were approached by Mr. Frank M. DeLape, a principal of Benchmark Equity Group ("Benchmark"). Benchmark and its affiliates own approximately 47% of the outstanding common stock of TelaLink. Mr. DeLape met with Steven and Alvin Trenk on several occasions to engage in preliminary negotiations regarding a possible acquisition or merger. Subsequent negotiations involving other officers of the Company and Mr. Harry S. Bennett, the Chairman and CEO of TelaLink, were conducted shortly thereafter. These talks resulted in the execution of a letter of intent in December 1998. The parties continued negotiations culminating in the execution of the proposed Merger Agreement on February 5, 1999.



The Merger Agreement



General

     The Merger Agreement generally provides that, on consummation of the Merger, TelaLink will be merged with AcquiSub, with AcquiSub as the surviving corporation. The Merger shall become effective upon filing of certificates of merger with the State of Delaware. At the effective time of the Merger (the "Effective Time"), TelaLink will cease to exist, AcquiSub will succeed to any and all interests of TelaLink, including in its current subsidiaries and AcquiSub will continue to operate as a wholly-owned subsidiary of the Company. At the Effective Time, title to all real and personal property of TelaLink and all of TelaLink's rights, debts and liabilities will vest in AcquiSub. The certificate of incorporation and by-laws of AcquiSub, as in effect as of the Effective Time, will be the Certificate of Incorporation of the surviving corporation. Shares of the capital stock of TelaLink will be converted into the right to receive shares of Company Stock and an interest in the Company Stock to be placed in an escrow as of the closing of the Merger (the "Closing") or to be issued contingently.



Consideration


     The Company will issue an aggregate of up to 3,340,000 net shares of its common stock to the holders of the capital stock of TelaLink in exchange for all outstanding TelaLink capital stock and all rights to acquire TelaLink capital stock. In connection with the LoanCo Acquisition, the Company will issue an additional 150,000 shares of its common stock to the holders of common stock of LoanCo in exchange for all outstanding LoanCo common stock and all rights to acquire LoanCo common stock.

     Of the shares of Company Stock to be issued in the Merger, 1,640,000 shares will be issued at or promptly following the Closing, 1,540,000 shares will be issued into an escrow (the "Escrow") and 260,000 shares will be issued if the Company attains certain post Effective Date financial goals. 100,000 of the 1,640,000 shares of Company Stock issued at or promptly following the Closing will be issued in respect of TelaLink Series A Preferred Stock held by LoanCo and will be returned to the Company's treasury promptly following the Merger. 1,540,000 of the shares of Company Stock held pursuant to the Escrow (the "Escrow Shares") will be distributed from the Escrow to the holders of TelaLink common stock if certain financial goals are achieved (the "Initial Escrow Shares") and/or the remaining Escrow Shares ("Final Escrow Shares") will be released if certain alternative financial goals are achieved. In addition, 260,000 shares of Company Stock (the "Contingent Shares") will be issued to the current holders of TelaLink Common Stock if and when the Initial Escrow Shares are released from the Escrow. The following charts illustrate the minimum conditions to the release of the Escrow Shares.


Release of Initial & Final Escrow Shares and Issuance of Contingent Shares


     The Initial Escrow Shares will be released and the Contingent Shares will be issued if any of the following financial goals are achieved:



            If the "Closing Price"
                 Of Company                                  The Company
            Common Stock is/(1)/:  On or Before:  And/Or   has "Earnings" of:  On or Before:
            ---------------------  -------------  -----    ------------------  -------------
                $10.00/(2)/          12/31/99      AND        $ 4,500,000        12/31/99
                $12.50                6/30/00      AND        $ 9,000,000         6/30/00
                $15.00               12/31/00      AND        $20,000,000        12/31/00

The Final Escrow Shares will be released if any of the following financial goals are achieved:

            If the "Closing Price"
                 Of Company                                  The Company
            Common Stock is/(1)/:  On or Before:  And/Or   has "Earnings" of:  On or Before:
            ---------------------  -------------  -----    ------------------  -------------
                $15.00               12/31/00      OR         $20,000,000        12/31/00


 (1) The designated price is the minimum price which must be maintained for 20 consecutive trading days for so long as the Company's Common Stock Purchase Warrants are outstanding (including any extensions) and as an average of the preceding 20 consecutive trading days thereafter.

 (2) In lieu of the requirement that Company Stock have a Closing Price equal to or greater than $10.00 per share by December 31, 1999, TelaLink's current affiliates are entitled to obtain equity financing for the Company based solely on the issuance of Company Stock in the public markets by December 31, 1999 at a price not less than $7.25 per share resulting in net proceeds to the Company of not less than $11,600,000.


     In the event the Initial Escrow Shares or the Final Escrow Shares are not released, they will be returned to the Company's treasury.

     As used in the Escrow Agreement, the term "Closing Price" means the closing bid price or the closing sale price of Company Stock depending on the market in which such stock trades. The term "Earnings" means pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") calculated on an annualized basis by multiplying EBITDA for the last month of the relevant measurement period by 12. The calculation of Earnings shall include only the results of operations of AcquiSub following the Closing and shall exclude any charges to earnings resulting solely from the release of Escrow Shares. Acquisitions which have been closed pending only state or local regulatory approval shall be included in the calculation of Earnings solely to the extent all regulatory approvals in respect of the acquisitions are obtained within six months. As a result, an acquisition which is closed on December 31, 2000 pending only regulatory approval will be included in the calculation of Earnings if the requisite regulatory approvals are received on or before June 30, 2001. In the event there is no interim closing, the date of the final closing shall control.

Additional Agreements Contained In The Merger Agreement

     The Merger Agreement contains certain additional agreements to be performed by the parties. The Company has agreed to grant options to acquire 500,000 shares of the Company's common stock at an exercise price of $1.875 to Harry S. Bennett pursuant to the Company's 1997 Equity Incentive Plan. Options covering approximately 166,667 shares of Company Stock will vest each year during the term of Mr. Bennett's Employment Agreement. In addition, by operation of law, as of the Effective Time, the Company will assume the obligations under Mr. Bennett's Employment Agreement with TelaLink. This Employment Agreement provides for an initial term of three years and a base salary of $250,000 per year, plus annual bonuses of up to $250,000, of which $125,000 is guaranteed.

     The Company agreed to call a shareholders meeting, prepare proxy materials and use its best efforts to obtain approval of the Merger Agreement, subject to the fiduciary duties of the Board. Subject to the fiduciary duties of the Board, the Company and TelaLink each agreed not to take any action with respect to any transaction which could reasonably be expected to interfere with the Merger.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the Company, AcquiSub and TelaLink. The representations and warranties relate to, among other things, the following: (i) corporate organization, existence and good standing, (ii) ownership of other business entities, (iii) due authorization of the Merger Agreement and the related agreements referred to in the Merger Agreement, (iv) capitalization of the entities; (v) the accuracy and completeness of various filings and financial reports; (vi) ownership of assets; (vii) the lack of any material loss or adverse change;
(viii) compliance with applicable laws; (ix) disclosures relating to actions, suits, proceedings, or investigations; (x) status of employee benefit plans;
(xi) permits; (xii) unlawful payments; (xiii) environmental matters; (xiv) loan arrangements with affiliates; (xv) solvency, (xvi) a reasonable belief on the part of the Company that not less than $2,000,000 of its accounts receivable are receivable or have been realized; and (xvii) various other matters.

Conditions to the Merger

     The obligations of the parties to consummate the Merger are subject to certain conditions including, but not limited to (i) the approval of the Merger by the shareholders of the Company at the Meeting; (ii) the receipt of certain approvals, consents or waivers of governmental authorities and the passage of all applicable statutory waiting periods; (iii) no material adverse change relating to the Company; (iv) the accuracy of the representations and the warranties of, and the performance of all convenants to be performed by the Company and AcquiSub; and (v) approval of the Merger by the Company's Shareholders. The conditions to the Company's obligations under the Agreement also include (i) the lack of any material adverse change in the business of TelaLink; (ii) the accuracy of all representations and warranties of and the performance of all convenants by TelaLink and its subsidiaries; (iii) the obtaining of all consents; (iv) the lack of any litigation; (v) the approval of the Merger and Merger Agreement by the shareholders of the Company and TelaLink. The Company is also required to maintain minimum aggregate cash and short and medium term investments of $5,000,000, less funds advanced and expended in connection with the Merger and loans to LoanCo and TelaLink and less certain other permitted reductions.

Termination

     The Merger Agreement may be terminated at any time prior to the closing of the Merger by mutual written consent of the parties. The Agreement may be terminated by any party who has not caused the closing not to occur if the closing does not occur on or before July 31, 1999. The Merger Agreement may also be terminated if the transactions contemplated by the Merger are made illegal or otherwise prohibited by any statute, rule or regulation or if a court or governmental agency of competent jurisdiction has issued an order, decree or ruling or otherwise seeks to restrain, enjoin or prohibit the consummation of such transactions.

     TelaLink may terminate the Merger Agreement upon a failure of the representations, warranties or obligations of the Company or if any of TelaLink's conditions to closing as set forth in the Merger Agreement, are not met. Similarly, the Company may terminate the Agreement upon the failure of any of the representations, warranties or covenants of TelaLink, if the Company's conditions to closing as set forth in the Merger Agreement, do not exist. If the holders of more than ten (10%) percent of the outstanding TelaLink Common Stock or Company Stock shall dissent from the Merger or if an aggregate of ten (10%) percent of TelaLink Common Stock and Company Stock shall dissent from the Merger, any party may terminate the Merger Agreement.

     Except in cases of mutual consent and certain other cases, in the event that any party fails or refuses to consummate the Merger or in the event of any other default or breach which results in the failure of the Merger, the non-defaulting party is entitled to seek and obtain money damages from the defaulting party or may seek to obtain specific performance of the Merger Agreement.

Related Agreements

     In addition to the Merger Agreement, certain other parties have entered into additional agreements (the "Related Agreements"). The Related Agreements include the Shareholders' Agreement, the Resale Restriction/Lock-Up Agreement and the Registration Rights Agreement. In addition, the Company, LoanCo and the shareholders of LoanCo including principals of Benchmark Equity Group ("Benchmark") have entered into a Promissory Note, Loan Agreement and Pledge and certain other documents relating to the loan from the Company to LoanCo (collectively "LoanCo Documents").

     The Shareholders' Agreement is to be entered into among the shareholders of LoanCo, the Shareholders of TelaLink ("TelaLink Group") and Techtron, Inc. ("Techtron"). See "Security Ownership of Management and Certain Beneficial Owners." Under the terms of the Merger Agreement, the Company has agreed to increase the number of members of the board of directors of the Company by two members to a total of seven members. Under the terms of the Shareholders' Agreement, the parties have agreed to act, in their capacities as shareholders, to nominate up to three nominees for director designated by TelaLink shareholders and up to four nominees for director designated by Techtron until June 30, 2001. At least one director nominated by Techtron and one director nominated by TelaLink must be "independent" in accordance with certain provisions of the Internal Revenue Code, regulations of the SEC and rules of the Nasdaq Stock Market, Inc. with respect voting committees, compensation committees and stock option plans. The Resale Restrictions/Lock-Up Agreement will be entered into among Techtron, TelaLink Group and the Company. Pursuant to the terms of the Resale Restriction/Lock-Up Agreement, Techtron and the TelaLink Group each agree not to sell, hypothecate, pledge or otherwise transfer any shares of Company Stock held by it or him for a period following the Effective Date. Techtron will agree to a restriction of 12 months, and the TelaLink Group will agree to an 18 month period.

     The Registration Rights Agreement will be entered into among the Company and the TelaLink Group. Under the terms of the Registration Rights Agreement the Company will grant certain securities registration rights to the TelaLink Group. The Company will grant the TelaLink Group two "piggyback" and one demand registration right. Under the terms of the "piggyback" registration rights, the TelaLink Group members are entitled to require the Company to include those shares in any registration statement filed under the federal Securities Act of 1933. The "piggyback" rights do not apply to certain registrations in connection with mergers, sales of assets, consolidations and like transactions and registrations of securities issued pursuant to certain employee benefit plans and certain other registrations. Piggyback registration rights may be demanded by the TelaLink Group only after the earlier of June 30, 2001 and the date, if any, upon which all of the Escrow Shares are released from the Escrow and are limited to two such piggyback registrations. The TelaLink Group also has a one time right to demand registration of the Company shares received by them at any time after the earlier of June 30, 2001 or the date, if any, on which all of the Escrow Shares shall be released from the Escrow. Subject to certain limitations contained in the Registration Rights Agreement, the Company is obligated to comply with such request. In the case of a registration demand, the Company is required to prepare and file a registration statement covering the shares to be registered and to pay substantially all the expenses incurred in connection with the registration statement, other than certain underwriting fees, commissions, expenses, discounts and transfer taxes. The Related Agreements are Exhibits to the Company's Report on Form 8-K filed with the SEC on February 19, 1999 copies of which are available to stockholders from the Company upon request.



     At the request of TelaLink, the Company agreed to advance $850,000 to TelaLink Acquisition Corp. ("LoanCo"), a Delaware corporation which is owned by certain affiliates of TelaLink. LoanCo was formed for the purposes of acquiring and holding certain preferred stock of TelaLink and for engaging in the loan
transaction   Of this loan to LoanCo, $600,000 will be loaned by LoanCo to
TelaLink and the remaining $250,000 will be used by LoanCo to repay a loan to it that was made by Frank M. DeLape, one of LoanCo's shareholders. In addition, the Company has agreed to loan up to $400,000 directly to TelaLink for working capital at the rate of $100,000 per month. The loans bear interest of the rate of 12% per annum. Payment of the obligations under the terms of the Company's loan to LoanCo is guaranteed by the shareholders of LoanCo and the guarantees are secured by marketable securities. The loan to TelaLink from the Company is secured by assets and a pledge of capital stock of TelaLink. The security interests of the Company in TelaLink's assets are subordinate to the security interests of the RTFC. Further, the Company has agreed with the guarantors of the LoanCo loan that the security interests of the Company and the security interests of the guarantors will be pari passu in certain circumstances. As a result, in the event of a default by TelaLink or LoanCo, the Company may not be secured to the full amount of the loans. The outstanding capital stock of LoanCo will be acquired by the Company in exchange for 150,000 shares of Company Stock and the guarantees will be released, each as of the Effective Time, if any. In the event that the Merger is not consummated, the loans will be due April 30, 2000.

Accounting for the Merger


     The Merger and the LoanCo acquisition will be accounted for by the Company as purchases. In accordance with the purchase method of accounting, the Company expects to determine the fair value of the shares of Company Stock distributed in the transactions as of the date those shares are distributed. As a result, management believes that Company Stock distributed as of the Closing will be valued as of a date prior to the Closing and escrowed shares and contingent shares will be valued as of the date, if any, they are released from the Escrow or issued, respectively.

Federal Income Tax Consequences of the Merger

     The following is a general discussion of certain of the expected federal income tax consequences of the Merger. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign taxpayers, dealers in securities and taxpayers subject to any aspect of state, local or foreign tax laws). Further, this discussion does not relate to the LoanCo Acquisition. The Company has not requested a written opinion of its legal counsel, nor has it requested a ruling from the Internal Revenue Service in connection with the Merger. Management believes the principal federal income tax consequences of the Merger will be the following:

1. The Merger of TelaLink into AcquiSub will constitute a reorganization within the meaning of (S)368 of the Code.

2. No gain or loss will be recognized by TelaLink or AcquiSub as a result of the Merger.

3. No gain or loss will be recognized by the Company as a result of the Merger.

4. Upon the exchange by stockholders of TelaLink Common Stock and/or TelaLink Preferred stock for Company Stock, no gain or loss will be recognized by any such TelaLink stockholder.

5. The basis of the Company Stock received by the stockholders of TelaLink will be the same basis as the TelaLink Common Stock or TelaLink Series A Preferred Stock surrendered.

6. The holding period of the Company Stock received by stockholders of TelaLink will include the holding period of the TelaLink Common Stock or TelaLink Series A Preferred stock surrendered in exchange therefor, provided the TelaLink Common Stock or TelaLink Preferred Stock so surrendered was held as a capital asset at the time of the Merger.

7. Each Dissenting holder of TelaLink or the Company receiving cash in exchange for his securities will be treated as if he received such cash in redemption of his securities subject to the provisions of the Code. The amount of such stockholder's recognized gain or loss will be the difference, if any, between (i) the amount of cash so received and (ii) such stockholder's tax basis in the securities exchanged. Such gain or loss would be capital gain or loss if the securities were held as a capital asset, and would be long term if the holding period was more than one year.

     The above description is subject to certain assumptions and qualifications, including that each affiliate of TelaLink who has executed the Lock-Up Agreement which restricts the disposition of Company Stock received in connection with the Merger will continue to be bound to the current terms of that agreement.

     There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view with respect to the tax consequences described above.

     Management's belief as to the tax consequences of the Merger is subject to the following additional assumptions, among others: that the fair value of Company Stock will be approximately equal to the fair market value of TelaLink Common Stock and TelaLink Series A Preferred Stock exchanged therefore; that AcquiSub will acquire at least ninety (90%) percent of the fair market value of the net assets and gross assets held by TelaLink immediately prior to the Effective Time; that the liabilities of TelaLink assumed by AcquiSub and the liabilities of which the transferred assets of TelaLink are subject were incurred by TelaLink in the ordinary course of business; that the fair market value of the assets of TelaLink transferred to AcquiSub will equal or exceed the sum of the liabilities assumed by AcquiSub plus the amount of liabilities, if any, to which the transferred assets are subject; that prior to the Effective Time, the Company will be in control of AcquiSub; that no stock of AcquiSub will be issued in the Merger, that the Company, AcquiSub, TelaLink and the securityholders of TelaLink will pay their respective expenses incurred in connection with the merger transaction; that following the Merger, AcquiSub will continue the historical business of TelaLink or use a significant portion of TelaLink's business assets in a business; and that there is no intercorporate indebtedness existing between the Company and TelaLink or between Acquisition Sub and TelaLink that was acquired or will be settled at a discount.

     Management has assumed, without independent investigation, that the representations contained in the Lock-Up Agreement and other representations of TelaLink's management and shareholders contained in the agreements and certifications delivered or to be delivered at closing are true and accurate.

     A successful challenge by the Internal Revenue Service to the tax-free status of the Merger would result in a TelaLink stockholder recognizing gain or loss with respect to each share of TelaLink Common Stock or TelaLink Series A Preferred Stock surrendered equal to the difference between his, her or its basis in such share and the fair market value, as of the Effective Time, of the Company Stock received in exchange therefor. In such event, a TelaLink stockholder's aggregate basis in the TelaLink stock received in the exchange would equal the fair market value of such shares and the holding period for such shares would not include the period during which he held TelaLink Common Stock or TelaLink Series A Preferred stock, as the case may be.

     Holders of LoanCo common stock receiving Company Stock in the LoanCo Acquisition will recognize a gain or loss with respect to each share of LoanCo Common stock purchased by the Company. The amount of gain or loss recognized will be equal to the difference between the LoanCo stockholder's basis in the share of LoanCo Common Stock and the fair market value, as of the effective time, of the Company Stock delivered as consideration for the share of LoanCo Common Stock. The basis of the Company Stock received by the Loan Co stockholder will be equal to the fair market value of the Company Stock as of the Effective Time and holding period for such shares will commence as of the Effective Time.



                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 1998 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1998 have been prepared to illustrate the estimated effects of the Merger pursuant to the Merger Agreement. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998 was prepared as if the Merger was effective as of January 1, 1998. The Unaudited Pro Forma Condensed Combined Balance Sheet was prepared as if the Merger was effective December 31, 1998. The Unaudited Pro Forma Condensed Combined Financial Information do not purport to represent what the Company's financial position or results of operations would actually have been if such Merger had in fact occurred on such date. The Unaudited Pro Forma Condensed Combined Financial Information also do not purport to project the financial position or results of operations of the Company as of any future date or for any future period.



     The Unaudited Pro Forma Condensed Combined Statement of Operations includes the historical sales and costs of the Company adjusted for the effects of the Merger.



     The unaudited pro forma financial information should be read in conjunction with the Company's consolidated financial statements and the related notes appearing in the Company's Annual Report on Form 10-KSB accompanying this Proxy and TelaLink's consolidated financial statements and WTC's financial statements included in this Proxy.

             Unaudited Pro Forma Condensed Combined Balance Sheet
                            As of December 31, 1998

                                              Continental                   Pro Forma      Pro Forma
                                           Choice Care, Inc.   TelaLink    Adjustments     Combined
                                           -----------------  ----------  --------------  -----------
ASSETS:

Current Assets:
Cash and cash equivalents                         $3,058,676  $  102,200                   $3,160,876
Investments in US Government securities            1,991,658           0                    1,991,658
Accounts receivable, net                              60,295     207,280                      267,575
Amounts due from officer                             385,000           0                      385,000
Other  current assets                                202,295      22,773                      225,068
                                                  ----------  ----------   ----------      ----------
 Total current assets                              5,697,924     332,253   $        0       6,030,177

Amounts  due from affiliates                         370,264           0                      370,264
Property and equipment, net                          560,236   1,365,904                    1,926,140
Goodwill and other intangibles, net                1,306,352   3,045,075    2,515,130(4)    6,866,557
Other assets                                          17,581     167,753                      185,334
                                                  ----------  ----------   ----------

 Total Assets                                     $7,952,357  $4,910,985   $2,515,130     $15,378,472
                                                  ==========  ==========   ==========     ===========

LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT):

Current Liabilities:
Accounts payable                                  $  423,415   $   68,241                    $  491,656
Accrued expenses                                     984,976       56,602   $  215,000(4)     1,256,578
Customer deposits and advance billings                     0       71,770                        71,770
Due to shareholder                                         0      200,000                       200,000
Current portion of long term debt                    931,807      306,873                     1,238,680
                                                  ----------   ----------   ----------       ----------
 Total Current Liabilities                         2,340,198      703,486      215,000        3,258,684

Long term debt, less current portion                  86,609    3,117,689                     3,204,298

Preferred stock                                                 1,500,000   (1,500,000)(4)            0


Commitments and Contingencies

Stockholders' Equity (Deficit):
Common stock                                        5,524,561       2,840    3,387,100(4)     8,914,501
Paid-in-capital                                             0      83,083      (83,083)(4)            0
Retained earnings (deficit)                               989    (496,113)     496,113(4)           989
                                                   ----------  ----------   ----------      -----------
 Total Stockholders' Equity (Deficit)               5,525,550    (410,190)   3,800,130        8,915,490
                                                   ----------  ----------   ----------      -----------

 Total Liabilities and Stockholders'
  Equity (Deficit):
                                                   $7,952,357  $4,910,985   $2,515,130      $15,378,472
                                                   ==========  ==========   ==========      ===========

   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Year Ended December 31, 1998


                                           Historical       TelaLink
                                          Continental       Pro Forma      Pro Forma       Pro Forma
                                       Choice Care, Inc.    Combined      Adjustments      Combined
                                       ------------------  -----------  ---------------  -------------

Revenues:
Consulting                                   $   333,324   $        0                    $    333,324
Dry cleaning                                     965,700            0                         965,700
Telecommunications                                     0    1,159,261                       1,159,261
                                             -----------   ----------   ------------     ------------
                                               1,299,024    1,159,261   $          0        2,458,285

Cost of services                                 678,761      384,222                       1,062,983
General and administrative                     2,021,662    1,068,565                       3,090,227
Depreciation and amortization                    121,421      225,288         62,878(4)       409,587
Interest (income) expense, net                  (285,568)     282,537                          (3,031)
                                             -----------   ----------   ------------     ------------
 Total costs and expenses                      2,536,276    1,960,612         62,878        4,559,766
                                             -----------   ----------   ------------     ------------

Loss before income taxes                      (1,237,252)    (801,351)       (62,878)      (2,101,481)

Provision (benefit) for taxes                   (154,790)      36,500        154,790(4)        36,500
                                             -----------   ----------   ------------     ------------

Loss from continuing operations               (1,082,462)    (837,851)      (217,668)      (2,137,981)

Income from discontinued operations              300,474            0    (300,474)(4)               0
                                             -----------   ----------   ------------     ------------

Net loss                                       ($781,988)   ($837,851)     ($518,142)     ($2,137,981)
                                             ===========   ==========   ============     ============

Net loss per share                                $(0.24)                                      $(0.43)
                                             ===========                                 ============

Basic and diluted weighted average
 shares outstanding                            3,237,500                   1,690,000        4,927,500
                                             ===========                ============     ============

     The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

                                   TelaLink
             Unaudited Pro Forma Combined Statement of Operations
                     For the Year Ended December 31, 1998


                                                                           TelaLink
                                                            Pro Forma      Pro Forma
                                  TelaLink       WTC       Adjustments     Combined
                                 -----------     ---      --------------  -----------

Revenues:
Telecommunications               $   96,530   $1,062,731            0     $1,159,261

Cost of services                     58,054      326,168            0        384,222
General and administrative          475,202      127,863      465,500(2)   1,068,565
Depreciation and amortization        32,960      123,332       70,068(2)     226,360
Interest expense, net                29,084       79,953      173,500(2)     282,537
                                 ----------   ----------  -----------     ----------
 Total costs and expenses           595,300      657,316      709,068      1,961,684
                                 ----------   ----------  -----------     ----------

Loss before income taxes           (498,770)     405,415     (709,068)      (802,423)

Provision for taxes                       0      177,919  (141,419)(2)        36,500
                                 ----------   ----------                  ----------

Net loss                          ($498,770)  $  227,496    ($567,649)     ($838,923)
                                 ==========   ==========  ===========     ==========

   The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

     Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.   Basis of Presentation

     The unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet of Continental Choice Care, Inc. and subsidiaries (the "Company") as of December 31, 1998 with the historical consolidated balance sheet of TelaLink Network, Ltd. and subsidiary (TelaLink) after giving effect to the proposed merger as if the transaction happened on December 31, 1998.

     The unaudited pro forma combined financial information combines the historical consolidated statement of operations of the Company for the year ended December 31, 1998 with the historical consolidated statement of operations of TelaLink for the year ended December 31, 1998 after giving effect to TelaLink's acquisition of substantially all assets of WTC and the Company's acquisition of TelaLink as if the purchases had occurred on January 1, 1998.

2.   TelaLink Purchase of WTC

     TelaLink was party to an Asset Purchase Agreement by and among TelaLink, WarTel, WTC and Colonial Telephone Company (the sole shareholder of WTC), dated June 9, 1998 and amended and finalized on November 23, 1998. Pursuant to the terms of that agreement, TelaLink's subsidiary WarTel acquired nearly all of the assets of WTC for $4,500,000. The funds to pay the $4,500,000 purchase price were comprised of $1,500,000 in cash and the proceeds of a $3,000,000 loan from the Rural Telephone Finance Cooperative ("RTFC"), a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products, and business management services. The RTFC loan is secured by a first priority lien on the assets acquired from WarTel.

     The application of the purchase accounting method resulted in $3,057,510 in excess purchase price over net assets acquired. Such intangible assets will be amortized over 40 years and thus accordingly, a pro forma adjustment for the amortization of intangibles of $70,068 for the period January 1, 1998 to December 2, 1998 (the date on which the acquisition was consummated) has been recorded in the accompanying unaudited pro forma condensed combined statement of operations. In addition, a pro forma salary adjustment for TelaLink's new management and an interest expense adjustment have been included for $537,000 and $173,500 respectively for the period January 1, 1998 to December 2, 1998 as well as a pro forma income tax expense adjustment for ($141,419) which considers the combined loss for federal income tax purposes. The management fee of $71,500 paid to the former owner of WTC has been eliminated through a pro forma adjustment as it will not be paid in the future.

3.   Proposed Merger

     The proposed merger between the Company and TelaLink would be accounted for under the purchase method pursuant to APB16. The Company would issue 1,690,000 shares of its common stock, which is net of 100,000 shares to be returned to the Company from LoanCo, all of which have been valued at the average price of the Company's common stock for three days prior to the announcement of the proposed transaction and three days subsequent to such announcement ($1.976). Escrow shares have not been considered in the accompanying unaudited pro forma combined balance sheet as their release is contingent on the achievement of certain financial results.

4.   Proposed Merger Pro Forma Adjustments

     The estimated purchase price is $3,604,940 which consists of $3,339,440 for the value of the Company's common stock issued, $50,500 for the granting of 500,000 options to purchase the Company's common stock at $1.875 per share and $215,000 of estimated transaction costs. The computation of excess purchase price over net assets acquired is as follows:

          Estimated purchase price                   $3,604,940
          Net assets acquired                         1,089,810
                                                     ----------

          Excess of estimated purchase price over
          net assets acquired                        $2,515,130
                                                     ==========

Any future issuances of escrowed common shares would result in an increase in intangible assets and stockholders' equity of the Company and increase amortization expense of such intangible assets.

     The pro forma adjustments include the elimination of the preferred stock and stockholders' deficit accounts of TelaLink as of December 31, 1998, the issuance of the Company's common stock to TelaLink common shareholders and options valued at $3,043,040. Estimated transaction costs are included in accrued expenses.

     The excess of pro forma purchase price over net assets acquired will be amortized over forty years. Additional amortization expense of $62,878 has been included in the unaudited pro forma condensed combined statement of operations.

     The Company's benefit for income taxes and income from discontinued operations have been eliminated in the accompanying unaudited pro forma condensed combined statement of operations. The Company's benefit for income taxes has been eliminated due to realization uncertainties.

TelaLink Management's Discussion and Analysis


General



     TelaLink is in the business of merging, acquiring and consolidating Rural Local Exchange Carriers ("RLECs"). RLECs provide basic local telecommunications services throughout rural communities in the United States. TelaLink's proposed business includes upgrading such facilities as necessary, and providing enhanced standard services such as voice mail, Internet access, wireless services, and data services. TelaLink also expects in the future to provide Broadband Services including Digital Subscriber Loop (DSL) technology to offer integrated, interactive multi-media capabilities combining communications, information and entertainment services.



     TelaLink did not commence telecommunications operations until December 1998, when its subsidiary, War Telecommunications Company, Inc. ("WarTel"), purchased substantially all the assets of War Telephone Company ("WTC"). WTC was an RLEC with operations located in War, West Virginia. The purchase price of the assets was $4,500,000, all of which was paid in cash. $3,157,895 of the purchase price was comprised of the proceeds of debt financing obtained from the RTFC, as discussed below. The asset acquisition was accounted for as a purchase, and as such TelaLink has recorded approximately $3,058,000 of goodwill related to the excess of fair value of the assets at the date of acquisition. This goodwill is to be amortized over a period of 40 years. The results of operations of WTC are included in TelaLink's consolidated financial statements only from the date of acquisition, and all operational results of TelaLink are attributable to that acquisition.



     As a result of the timing of the acquisition of the assets of WTC, TelaLink and WTC are discussed separately below.


TelaLink

Results of Operations



     TelaLink incurred a net loss from operations of $499,000 for the year ended December 31, 1998, compared to a net loss of $9,000 for the year ended December 31, 1997. The net loss in 1998 was attributed principally to general and administrative expenses of $468,000 associated with various start-up and acquisition costs, such as travel, consulting fees, etc. Other operating expenses in 1998 of $58,000 were directly related to plant and customer operations to provide telecommunication services for WarTel, including billing, collections, rearrangements and changes, new customer additions, and employee related expenses.



     Interest expense was $29,000 for the year ended December 31, 1998, and related to the November 30, 1998 RTFC credit facility of $3,500,000, discussed in more detail below.

Liquidity and Capital Resources



     On November 30, 1998, TelaLink entered into a credit facility offered by the RTFC which includes a promissory note in the amount of $3,157,895 and a $300,000 line of credit, of which $100,000 had been used by TelaLink at December 31, 1998. Proceeds from the credit facility were used by TelaLink to finance the acquisition of the assets of WTC. The RTFC credit facility has a fifteen year term and is secured by substantially all of the subsidiary's assets plus the guarantee of TelaLink. The credit facility includes covenants which among other things, require the subsidiary to maintain specified financial ratios and restrict payments of dividends.



     In addition to the above, TelaLink obtained cash from the following financing sources: notes payable to related parties in the amount of $250,000, the issuance of 600,000 shares of Series A convertible preferred stock for cash proceeds of $1,500,000 and amounts due to a shareholder totaling $200,000. The $200,000 due to shareholder results from a 1998 consulting agreement that TelaLink entered into with Benchmark Equity Group, Inc. ("Benchmark"), a shareholder of TelaLink. Under the terms of this agreement the parties have agreed that TelaLink will pay

Benchmark an aggregate of $200,000 upon the closing of the WTC transaction. At December 31, 1998, these fees had not been paid.



     During 1999 TelaLink plans to use cash generated from the revenues of its subsidiary to fund required capital improvements at the subsidiary, including Year 2000 upgrades, and to convert billing and associated processes from the former owner to an independent external vendor. These capital improvements are necessary to achieve required customer service levels and to enable the provisioning of value added services, such as voice mail, caller ID, and Internet services to enhance revenue. Subsidiary revenues for 1999 are expected to remain at the 1998 level until these capital improvements are made



     TelaLink anticipates that income from operations will not be sufficient during 1999 to fund its merger and acquisition activities. TelaLink expects to finance a significant portion of its acquisition activity with low cost debt financing available from the RTFC. TelaLink became a member of the RTFC in 1998 upon obtaining funding for the acquisition of WTC. Under certain conditions of financial and operational due diligence, and dependent upon cash flow and revenues associated with RLEC acquisition candidates, the RTFC can potentially provide favorable acquisition financing to TelaLink of up to $250 million.



     TelaLink will also require additional funds from public or private financing markets for future acquisitions. TelaLink management believes that all or a substantial portion of those additional funds may be raised in the form of equity financing. TelaLink also plans additional financing activities by issuing equity to the sellers of acquired companies. The availability of such capital sources will depend on prevailing market conditions, interest rates and the financial position and results of operations of TelaLink. There can be no assurance, however, that such financing will be available.

Year 2000


Background


     Year 2000 issues results from computer programs and embedded computer chips that do not differentiate between the 19th century and the 20th century because they are written using two digit rather than four digit dates to define the applicable year. If not corrected, many computer applications and date-sensitive devices could fail or produce erroneous results when processing data involving dates after December 31, 1999. The Year 2000 issue affects virtually all companies and organizations, including TelaLink. The failure to correct Year 2000 problems could result in an interruption or failure of normal business activities or operations. Such failures could materially and adversely affect TelaLink's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting from, in part, the uncertainty of the Year 2000 readiness of third-party suppliers such as Communications Date Group and Northern Telecom, TelaLink is unable to determine at this time whether the consequences of Year 2000 failure will have a material impact on their results of operation, liquidity or financial condition.

State of Readiness



     TelaLink has secured the technical services of an external telecommunications engineering company to evaluate its systems to determine Year 2000 impact and to prepare questionnaires to send to TelaLink's subscribers to determine the status of their Year 2000 review.



     TelaLink is aware that certain digital switching equipment at WTC is not Year 2000 compliant. However, the total cost for the design, installation, and acceptance testing of a generic upgrade to the equipment is not expected to exceed $15,000, and should be completed by the middle of 1999. Funds related to these expenditures are expected to come from operations.

Risks


     While TelaLink does not anticipate any difficulties achieving the upgrading and testing schedule described above, there is a risk that the current schedule will not be met. Additionally, there can be no guarantee that the systems of other companies on which TelaLink's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with TelaLink's systems, would not have a material adverse effect on the results of operations, liquidity and financial position of TelaLink.



     TelaLink believes that with the completion of its planned upgrade, the possibility of significant interruptions of normal operations should be greatly reduced. However, TelaLink's failure to resolve Year 2000 issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations including, among other things, a temporary inability to provide telephony services or engage in normal business activities. Additionally, failure of third parties upon whom TelaLink's business relies to timely remediate their Year 2000 issues could result in disruptions in TelaLink's intrastate-intralata access, missed or unapplied payments, temporary disruptions in telephony services and other general problems related to TelaLink's daily operations. While TelaLink believes that its Year 2000 readiness efforts will adequately address its own internal Year 2000 issues, the overall risks associated with the Year 2000 remain difficult to accurately describe and quantify, and there can be no guarantee that the Year 2000 issue will not have a material adverse effect on the results of operations, liquidity and financial position of TelaLink.

Contingency Plan



     TelaLink has not implemented a Year 2000 contingency plan. As detailed above, TelaLink has initiated actions to identify and resolve Year 2000 issues. TelaLink intends to develop and implement a contingency plan in the event its present course of action to identify and resolve Year 2000 issues should fall behind schedule.

War Telephone Company

Results of Operations



     Revenues from local, long distance network and other services were $1,063,000 for the eleven months ended November 30, 1998 compared to $1,060,000 for the year ended December 31, 1997. Revenues from local network services were $387,000 for the eleven months ended November 30, 1998 compared to $418,000 for the year ended December 31, 1997. Revenues from long distance network services were $571,000 for the eleven months ended November 30, 1998 compared to $517,000 for the year ended December 31, 1997. WTC has a stable customer base of 1,550 access lines.

     Total operating expenses were $585,000 for the eleven months ended November 30, 1998 compared to $782,000 for the year ended December 31, 1997. The decrease in operating expenses from 1997 to 1998 was primarily due to a decreased corporate allocation from WTC's former parent company.

     Depreciation and amortization was $123,000 for the eleven months ended November 30, 1998 compared to $130,000 for the year ended December 31, 1997.



     Interest expense was $83,000 for the eleven months ended November 30, 1998 compared to $109,000 for the year ended December 31, 1997. Interest expense incurred by WTC related to a note payable to McDowell County, West Virginia. This note was not assumed by WarTel when it acquired the assets of WTC.



     Income taxes were $178,000 for the eleven months ended November 30, 1998 compared to $77,000 for the year ended December 31, 1997. During 1998 and 1997, WTC filed a consolidated federal income tax return with its former parent company.


Liquidity and Capital Resources


     During 1998 and 1997, WTC had outstanding a 13.5% note payable to McDowell County, West Virginia, with a remaining balance of $675,000. This note was not assumed by WarTel when it acquired the assets of WTC.

     Net cash provided by operating activities during the eleven months ended November 30, 1998 was $216,000 compared to $75,000 during the year ended December 31, 1997. The increase in cash provided by operating activities was due primarily to the increase in net income over the corresponding period.

     Net cash used in investing activities during the eleven months ended November 30, 1998 was $37,000 compared to $92,000 during the year ended December 31, 1997. The decrease in cash used in investing activities was due primarily to the failure of the debt service trustee to pay the scheduled debt payment for August 1998, offset by additional net advances to WTC's former parent company.


Corporate Name Change

     The Company has agreed to change the name of the Company to "Quorum Holding Corp." or another name acceptable to the parties to the Merger Agreement. The name "Continental Choice Care, Inc." was designated in the Company's Amended and Restated Certificate of Incorporation. In order to comply with its agreement, the Company must amend its Certificate of Incorporation to effectuate the adoption of the new name. Management of the Company believes the Company's existing name is more appropriate for a health care business than it is for a company involved in several businesses. Management further believes that the name "Quorum Holding Corp." is more appropriate for the Company if TelaLink is included among those businesses.

Dissenter's Rights

     Stockholders of the Company have the right to dissent from the Merger pursuant to the provisions of Section 14A:11-1 et seq. ("Chapter 11") of the New Jersey Business Corporation Act ("NJBCA").

     Chapter 11 of the NJBCA sets forth the procedures to be followed by a stockholder in order to exercise his dissenter's rights. The following brief summary does not purport to be a complete statement of the provisions of Chapter 11 and is qualified in its entirety by reference to the text of Chapter 11 of the NJBCA.

     A stockholder who intends to exercise dissenters' rights under New Jersey law must file a written notice of dissent with the Company at 35 Airport Road, Morristown, NJ 07960, Attention: President, stating that the stockholder intends to demand payment for his or her shares if the Merger is approved. Neither an abstention nor a vote against the Merger will constitute such a notice.
However, if the required written notice is properly filed, failure to vote against the Merger will not constitute a waiver of dissenter's rights. It is recommended that any written objection which is mailed be sent by registered or certified mail, "Return Receipt Requested." A stockholder will lose his or her right to dissent if he or she votes FOR the Merger or consents in writing to the Merger.

     Within 10 days after the approval of the Merger by the stockholders of the Company, the Company will give written notice of such favorable vote, by certified mail, to each stockholder who has duly filed a written objection, at such holder's address as it appears on the books of the Company, except any holder who voted "FOR" the Merger or consented in writing to the Merger.

     Within 20 days after mailing such notice, any stockholder who filed a written objection and who elects to dissent must file with the Company a written demand for the payment of the fair value of his or her shares. For the convenience of the Company, such demand should be filed at 35 Airport Road, Morristown, New Jersey 07960, Attention: President, and should state the holder's name and residence address and the number of shares as to which he or she holds and a demand for payment of the fair value of his or her shares. It is recommended that any such demand for payment which is mailed be sent by registered or certified mail, "Return Receipt Requested".

     A stockholder may not dissent as to less than all of the shares that he or she owns beneficially, and with respect to which he or she has a right to dissent. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     Not later than 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares (the "10 Day Deadline"), the Company will mail to each dissenting stockholder its most recent financial statements and may offer, but is not required, to pay all dissenting stockholders a specified price per share. If the fair value of the shares is not agreed upon within 30 days, a stockholder may make written demand on the Company that it commence an action in the Superior Court of New Jersey for a determination of the fair value of the shares. Such demand must be made within 60 days after the 10 Day Deadline and such action will be commenced by the Company within 30 days after receipt by the Company of such demand. If the Company fails to commence an action, any dissenting stockholder may do so in the name of the Company provided such action is brought not later than 60 days after the expiration of the time in which the Company was to commence such proceeding. The court shall thereupon determine the fair value of the shares and in connection therewith, may allow such interest on such amount from the date demand was made until the date of payment as it finds to be equitable. The court may also apportion and assess against dissenting stockholders or the Company the costs and expenses of such proceeding.

     Any stockholder who fails to properly file a written notice of dissent or who votes for the Merger or who fails to properly make demand for will lose his or her right to dissent. Furthermore, if no court petition demanding determination of the fair value of the shares of dissenting holders is filed within the time limits described above, all dissenting holders will lose their right to dissent under Chapter 11. However, if any stockholder properly files such a petition, the proceeding will be for the benefit of all stockholders who had duly elected to dissent.

     At the time of the filing of the demand for payment or within 20 days thereafter, a dissenting stockholder must submit the certificate representing his or her shares of common stock to the Company in order that there may be conspicuously noted thereon that a demand for payment has been filed. After notation, such certificates shall be returned to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his or her certificate for such notation may lose his or her right to dissent. A dissenting stockholder may withdraw his election to dissent with the consent of the Company. The right of a dissenting stockholder who has complied with the required procedures to receive payment of the fair value of his or her shares is exclusive of any other right which he may have as a stockholder, except as otherwise provided by New Jersey common law.


Recommendation of the Board of Directors.

     The Board of Directors of the Company has approved the Merger and believes that the consummation of the Merger is in the best interests of the Company and the stockholders of the Company. The Board of Directors recommends that the stockholders of the Company vote in favor of approval of the Merger Agreement, the Merger and the amendment to the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."


     PROPOSAL 2.   APPROVAL OF INCREASE IN AUTHORIZED SHARES

     The Company's Amended and Restated Certificate of Incorporation ("Certificate") authorizes the issuance 15,000,000 shares of capital stock consisting of 10,000,000 shares designated "Common Stock", with no par value, and 5,000,000 shares designated " Preferred Stock." The Certificate generally permits the Board to create and issue shares of Preferred Stock in series or classes, with such number of shares, designations, par value, relative voting, dividend, liquidation and other rights, preferences and limitations as shall be determined by action by the Board of Directors pursuant to the provisions of the New Jersey Business Corporation Act. As of the date of this Proxy Statement, no shares of Preferred Stock have been created or issued by the Board and the Board does not have any present plan to create or issue any Preferred Stock.

    As of February 18, 1999, the Company had 3,267,500 shares of Common Stock outstanding. In addition, as of such date, the Company had reserved 3,480,000 shares of Common Stock for the purposes of the Company's Director Stock Option Plan, the Company's 1997 Plan and the Company's 1994 Plan, outstanding warrants and outstanding underwriter's unit purchase options. After giving effect to the prior issuances of Common Stock and the prior reservations of Common Stock, the Company has 3,252,500 shares of Common Stock remaining which are authorized but not yet reserved or issued.


    The Company has agreed to issue up to 3,340,000 shares in connection with the Merger and 150,000 in connection with the LoanCo transaction. The Company has also agreed to reserve 500,000 shares for issuance upon the exercise of Mr. Bennett's options as to make 1,000,000 shares available for new management employees pursuant to the 1997 plans.

     As a result, the number of authorized shares of Company Stock not otherwise issued and outstanding or reserved for issuance is less than the number of shares which the Company will require to meet its outstanding obligations if the Merger is consummated.

    Whether or not the Merger is approved by the stockholders of the Company at the Meeting, the Company intends to acquire additional businesses and companies. In addition, Management believes that additional authorized shares should be available to the Company for the purpose of raising equity capital in the future, to permit the adoption of additional benefit plans and for other corporate purposes. In most cases, the Board will have discretion to determine the terms of any issuance of additional Company Stock.

    If this proposal is adopted, Article 4 of the Company's Certificate of Incorporation will be amended to read as follows:


    4. The total number of shares of capital stock which the Corporation is authorized to issue is 25,000,000 shares of which 20,000,000 shares shall be designated common stock, no par value ("Common Stock") and 5,000,000 shares shall be designated preferred stock ("Preferred Stock"). The Board of Directors of the Corporation is authorized to create and issue shares of Preferred Stock in series or classes, with such number of shares, designations, par value, relative voting, dividend, liquidation and other rights, preferences and limitations as shall be determined by action by the Board of Directors pursuant to the provisions of the New Jersey Business Corporation Act. The authority granted to the Board of Directors hereunder with respect to each class or series shall include, but not be limited to, the ability to determine the following:



            (i) The extent of cumulative, non-cumulative or partially cumulative dividends;

           (ii) The rights of holders to receive dividends payable on a parity with subordinate to or in preference to dividends payable on any other class or series;

          (iii) The preferential rights of holders upon the distribution of the assets of or on liquidation of the Corporation;

           (iv) The terms and conditions of redemption privileges of holders, if any;

            (v)  The terms and conditions of voting rights of holders, if any;
                 and

           (vi) Any other rights, preferences and limitations as may be determined from time to time by action of the Board of Directions of the Corporation pursuant to the New Jersey Business Corporation Act.


    The Board of Directors shall also have such authority to change from time to time the designation or number of Preferred Stock or the relative rights, preferences and limitations of the shares of Preferred Stock as shall be permitted by the New Jersey Business Corporation Act.

    The Board of Directors of the Company recommends increasing the authorized shares of Common Stock to 20,000,000 shares, thereby increasing total number of common stock and preferred stock shares authorized to 25,000,000 shares.

Market for Company Stock and Related Security Holder Matters

    The Company's common stock (CCCI) and the Company's Common Stock Purchase Warrants (CCCIW) and the Company's Units, each comprised of one share of Common Stock and one Common Stock Purchase Warrant, (CCCIU) are traded in the Nasdaq Small Cap market. There were approximately 17 holders of record of the Company's common stock as of February 11, 1999. The following table sets forth the closing prices for each of the securities for each quarter following the quarter ended December 31, 1996. The figures set forth below were obtained from the National Association of Securities Dealers ("NASD") "Monthly Statistical Report".


                       Common Stock      Warrants       Units
Three months ended        (CCCI)         (CCCIW)       (CCCIU)
------------------        ------         --------      -------

                       High     Low    High  Low    High     Low
                      ------  -------  ----  ----  ------  -------

December 31, 1998      2-1/4  1-27/32   1/8  1/32  2-9/32  1-15/16
September 30, 1998     2-1/4  1-11/16   1/8  1/32   2-1/4  2-11/16
June 30, 1998         2-7/16  1-13/16   1/8  1/32  2-7/16   2-1/32
March 31, 1998         2-1/4   1-7/16  1/16  1/32  2-1/16   1-5/16
December 31, 1997     2-1/16   1-5/32  3/32  1/32   2-1/8    1-1/4
September 30, 1997     1-5/8        1  1/32  1/32   1-1/4   1-1/16
June 30, 1997         1-7/16        1  5/32  1/32   1-1/2        1
March 31, 1997         2-3/8   1-3/16   1/4  1/16   2-1/4      7/8



     The prices shown reflect interdealer quotations without adjustment for retail mark-up, mark-down or commission and may not represent actual transactions. The Company has paid no cash or stock dividends since its inception. The Company's securities were delisted from trading on the Nasdaq National Market System and commenced trading on the Nasdaq Small Cap Market effective October 1998.

     PROPOSAL 3.    INCREASE IN SHARES SUBJECT TO 1997 PLAN


    At the time the Company's 1997 Equity Incentive Plan ("1997 Plan") was adopted, 1,250,000 shares of Company Stock were reserved for issuance under the
1997 Plan.   Pursuant to the Merger Agreement, the Company agreed to reserve
500,000 shares of Company Stock for issuance upon the exercise of options to be granted to Harry S. Bennett under the terms of the 1997 Plan and agreed to make not less than 1,000,000 shares available for issuance upon the exercise of options or otherwise, under the terms of the 1997 Plan. As a result, the number of shares of Company Stock reserved for issuance pursuant to the 1997 Plan is less than the number of shares which the Company will require to meet its outstanding obligations if the Merger is consummated.


     Pursuant to the terms of the 1997 Plan, it is to be administered by a committee designated by the Board of Directors (the "Committee") or by the full Board.

     The purposes of the 1997 Plan are to assist in attracting, retaining, and motivating persons who can make a significant contribution to the Company and to promote the identification of their interests with those of the shareholders of the Company. The 1997 Plan is open to all management and non-management employees of the Company, as well as certain consultants and independent contractors. The Company and its subsidiaries employed approximately 62 full time employees, including officers, as of February 16, 1999. In addition, Alvin
S. Trenk, the Company's Chairman and Chief Executive Officer serves as a consultant to the Company. If the Merger is consummated, Harry S. Bennett will become eligible to participate in the 1997 Plan (and will be entitled to receive options to acquire up to 500,000 shares of Company Stock at $1.875 per share), as will other existing and future employees and certain consultants to the Company's subsidiaries. Management believes that the number of shares of Company Stock reserved for issuance pursuant to the 1997 Plan should be increased to enable to Company to fulfill the goals of the 1997 Plan regardless of whether the Merger is approved. Management believes that the increase is appropriate if the Merger is not consummated primarily to permit the Company to attract and retain qualified personnel in the Company's current and future businesses.

     Pursuant to the terms of the 1997 Plan, the Company may grant awards in the form of Options (both incentive stock options, as defined under Section 422 of the Code ("ISO") and nonstatutory stock options ("NSO"), Stock Appreciation Rights ("SARs")), an award of shares for no cash consideration subject to certain restricts (a "Restricted Stock Award") or the award of shares to be delivered in the future ("Deferred Stock Award") to employees of the Company and others which or who may be in a position to make a significant contribution to the Company. ISOs, however, may only be issued to employees of the Company.

     Incentive stock options granted under the 1997 Plan will be exercisable during the period commencing on the date of grant of the option and terminating up to ten (10) years from the date of grant (five (5) years in the case of an ISO granted to a holder of 10% of the Company's issued and outstanding shares) at an exercise price which is not less than one hundred (100%) percent of the fair market value of the Common Stock on the date of the grant (110% in the case of an ISO granted to a holder of 10% of the Company's issued and outstanding shares). NSOs will be exercisable during the period commencing on the date of the grant of the option and terminating up to ten (10) years from the date of grant at an exercise price which is not less than fifty (50%) percent of the fair market value of the Common Stock on the date of grant.

     SARs granted under the 1997 Plan are exercisable during the period established by the Committee (except in the event of death or disability of the holder), or in the case of a SAR related to an option, the expiration of the related option. In addition, a SAR may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the SAR or the base price of the SAR (which is determined by the Committee) if it is not a SAR related to an option. A SAR related to an option may be exercised only when and to the extent the option is able to be exercised.

     Upon the exercise of an Option, payment must be made in full (in the form of cash or shares) together with payment for any withholding taxes then required to be paid. The receipt of incentive shares is subject to full payment by the recipient of any withholding taxes required to be paid.

     Incentive shares, either in the form of Restricted Stock or Deferred Stock, may be issued as provided in the agreement with the recipient, based upon such standards as may be established by the Committee, including but not limited to the achievement of the performance standards set forth in the agreement.

     The Committee has the authority to interpret the provisions of the 1997 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations deemed necessary or advisable for its administration, including the individuals to whom grants are made and the type, vesting, timing, amount, exercise price and other terms of such grants.

     The Board of Directors may amend or terminate the 1997 Plan except that shareholder approval is required to effect any change which would require shareholder approval pursuant to Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as to increase materially the aggregate number of shares that may be issued under the Incentive Plan (unless the change is merely an adjustment to reflect such changes as a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify materially the requirements as to eligibility to receive options, SARs or incentive shares or to increase materially the benefits accruing to participants. No action taken by the Board may materially and adversely affect any outstanding grant or award without the consent of the holder.

     The Committee may also modify, extend or renew outstanding options, SARs or accept the surrender of outstanding options or rights granted under the 1997 Plan and authorize the granting of new options and SARs pursuant to the 1997 Plan in substitution therefor, including specifying a longer term than the surrendered options or rights. Further, the Committee may modify the terms of any outstanding agreement providing for the award of incentive shares. In no event, however, may modifications adversely affect the grantee of the grant of incentive stock without the grantee's consent.

     Termination. The Plan will terminate April 28, 2007, ten years after the date of its initial approval by the shareholders of the Company.

          The Board of Directors recommends approval of the increase from 1,250,000 to 2,500,000 shares of Company Stock reserved for issuance under the 1997 Plan.

     PROPOSAL 4.     ELECTION OF DIRECTORS


     The Company's Certificate of Incorporation requires that the Board of Directors be divided into three classes. The members of each class of directors serve for staggered three-year terms, including two Class I directors (Martin G. Jacobs, M.D. and Stanley B. Amsterdam), one Class II director (Steven L. Trenk) and two Class III directors (Alvin S. Trenk and Jeffrey B. Mendell). The current Class I directors are serving a three year term expiring in 2001, the Class II director is serving a three year term expiring as of the date of the Meeting and the current Class III directors are serving three year terms expiring in 2000. Each of the current directors holds office until the expiration of his respective term and until his respective successor is elected and qualified, or until death, resignation or removal.

     Pursuant to the terms of the Merger Agreement, the Company has agreed to nominate up to three nominees for director designated by TelaLink. In the event the Merger is consummated, Mr. Amsterdam is expected to resign as a Class I director following the date on which TelaLink designates a replacement who is "independent" under applicable regulatory and Nasdaq requirements. TelaLink has advised the Company that it expects to nominate Harry S. Bennett as its nominee for Class I director. TelaLink has not advised the Company of the names of its other nominees, if any. If the Merger is consummated, the Board is expected to elect the TelaLink designees. If elected by the shareholders of the Company, Steven L. Trenk will serve for a three year term expiring in 2002 or until his successor is elected and qualified, or until death, resignation or removal. Officers serve at the discretion of the Board of Directors.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of Steven L. Trenk. If Mr. Trenk becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why Mr. Trenk may not be able to serve as directors if elected.

The Board of Directors recommends that Steven L. Trenk be elected as a director.

     The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, the executive officers and significant employees of the Company, their respective positions with the Company and, to the extent applicable, the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominees, the incumbent directors, executive officers and significant employees of the Company follows the table.

                                            Position with
Name                              Age       the Company                         Director Since
----                              ---       -------------                       --------------

Class I Directors

Martin G. Jacobs, M.D.            69        Director, Corporate Medical              1993
                                            Director

Stanley B. Amsterdam              69        Director                                 1998

Class II Directors

Steven L. Trenk                   45        Director, President and Chief            1993
                                            Operating Officer

Class III Directors

Alvin S. Trenk                    69        Director, Chairman, Chief                1993
                                            Executive Officer


Jeffrey B. Mendell                45        Director                                 1994

Executive Officers

Jeff Ellentuck                    45        Executive VP and General Counsel,
                                            Asst. Secretary


Mark Raab                         34        Chief Financial Officer
                                            And Treasurer

Certain Biographical Information Concerning
Incumbent Directors and Executive Officers

    Alvin S. Trenk, a founder of Techtron and of the Company, has served as Chairman of the Board of Directors of Techtron since prior to 1989. Mr. A. Trenk has served as the Chairman, Chief Executive Officer and a director of each of the Company's current subsidiaries since the formation of each subsidiary and as Chairman, Chief Executive Officer and a Director of Continental Dialysis Center of the Bronx, Inc., an affiliate and former consulting customer of the Company ("CDBI"), since its formation. Since December 1993 he has served as Chairman and Chief Executive Officer of Alpha Administration Corp., an affiliate and former consulting customer of the Company ("Alpha"). Mr. A. Trenk is also Chairman of the Board of Directors of Upper Manhattan Dialysis Center, Inc., a former consulting customer of the Company ("UMDC"). See "Certain Transactions." Mr. A. Trenk also serves as Chairman, Chief Executive Officer and a director of Trenk Enterprises, Inc. ("TEI"), which is wholly-owned by Mr. A. Trenk and pursuant to which Mr. A. Trenk provides services to the Company. See "Compensation Arrangements - Employment Agreements." In addition, Mr. A. Trenk is an officer and director of various corporations engaged in the ownership and development of real property and the operation of helicopter landing facilities, helicopter charter, air taxi, sightseeing and tour operations, as well as other activities.

    Steven L. Trenk, a founder of the Company, served as Vice President for Business Development of Techtron from 1987 through October 1991. Since October 1991, Mr. S. Trenk has served as the President of each of the Company's subsidiaries, other than Renal Management, Inc., and, since December 1993, has served as the President of Alpha. Mr. S. Trenk has served as the Vice Chairman of RMI since its inception. Mr. S. Trenk is the Treasurer of UMDC. Mr. S. Trenk also serves as the Vice President of Orange Y Associates, Inc., a real estate development company.

    Martin G. Jacobs, M.D., a founder of the Company, is a physician engaged in the treatment of renal disease and hypertension. Dr. Jacobs has served as President of Nephrological Associates, P.A., which he founded in 1964. Dr. Jacobs has served as the Corporate Medical Director for Techtron since its formation and for the Company since its formation.

    Mark Raab joined the Company in 1995, was appointed as Controller in 1997 and was appointed Chief Financial Officer and Treasurer of the Company in 1998. From 1987 until joining the Company, Mr. Raab worked in the banking industry in various positions, the last being Accounting Manager, the position he held with First Fidelity Bank, N.A. Mr. Raab holds a bachelor's degree in business administration.

    Jeff Ellentuck joined the Company as Executive Vice President and General Counsel in October 1994. Prior to joining the Company, Mr. Ellentuck was an attorney with Gibbons, Del Deo, Dolan, Griffinger & Vecchione, a law firm in Newark, New Jersey. Mr. Ellentuck also provides services to certain businesses in which Alvin S. Trenk, Steven L. Trenk, Martin G. Jacobs, M.D. and their families have interests.

    Jeffrey B. Mendell is an owner and Managing Director of G.S. Wilcox & Co., LLC, a commercial mortgage banking company based in White Plains, New York, a position he has held since September, 1996. In addition, Mr. Mendell is the Chairman and Chief Executive Officer of JBM Realty Capital Corp. through which he acts as principal in the acquisition and development of commercial real estate. He was the president of National Realty & Development Corp., a privately held corporation which owns and manages commercial real estate, from May 1992 to August, 1996. Mr. Mendell also participates in various other business ventures.

    Mr. Amsterdam is the Product Manager for the elastic fabrics division of Guilford Mills, Inc., a position he has held for approximately 20 years.

    Alvin S. Trenk is the father of Steven L. Trenk and the brother-in-law of Martin G. Jacobs, M.D. Martin G. Jacobs, M.D. is the uncle of Steven L. Trenk.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq. The Company is not aware that any director, officer or 10% beneficial owner of the Company's Common Stock failed to file reports during the year ended December 31, 1998.

Meetings of the Board and Committees

    During fiscal year 1998, the Board of Directors held meetings and acted by unanimous written consent on 11 occasions during 1998. Each of the directors attended all meetings of the Board of Directors and meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during 1998.

    The Company has a standing Compensation Committee and Audit Committee. Each of the committees are comprised of Mr. Amsterdam and Mr. Mendell. The Compensation Committee provides recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the Company's Equity Incentive Plans. All actions which would otherwise be taken by the Compensation Committee were taken by the full Board of Directors during the fiscal year ended December 31, 1998. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Audit Committee held 1 meeting during the fiscal year ended December 31, 1998. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (i) the chief executive officer and (ii) the other three most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998 (the "named executive officers"):

                           Summary Compensation Table


                                            Annual Compensation
                                     --------------------------------

                                                                                 Common Stock
                                                                                  Underlying
Name and Principal Position          Fiscal Year     Salary         Bonus          Options
---------------------------          -----------     ------         -----          -------

Alvin S. Trenk (1)
  Chairman and                          1998        $300,000           $0          150,000
  Chief Executive Officer               1997         300,000            0          150,000
                                        1996         241,800            0                0

Steven L. Trenk
  President and Chief                   1998         189,615            0          150,000
  Operating Officer                     1997         120,000            0          175,000      (2)
                                        1996         120,000            0           25,000
Martin G. Jacobs
  Corporate Medical Director            1998         115,269            0          150,000
                                        1997          88,923       25,000          175,000      (2)
                                        1996          60,000            0           25,000


Jeff Ellentuck
  Executive Vice President
   And General Counsel                  1998         135,000            0                0
                                        1997         130,000       25,000          100,000      (2)
                                        1996         117,385            0           25,000

-------------------

(1) Paid to TEI, a corporation wholly-owned by Alvin S. Trenk which provides consulting services to the Company. See "Compensation Arrangements - Employment Agreements."

(2) Includes all options issued during fiscal years 1995 and 1996, each of which were repriced to $1.875 per share in February 1997.

     See "Certain Transactions" for additional information with respect to benefits received by certain members of management of the Company.

Security Ownership of Management and Certain Beneficial Owners

     The following table sets forth certain information, as of March 4, 1999 regarding the beneficial ownership of the Company's Common Stock by each director and named executive officer (see "Compensation of Directors and Executive Officers") of the Company and by all directors and executive officers as a group and each person known to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock. The Company has been advised that each shareholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.

                                                                    Percent of
Name and Address                   Amount and Nature of             Outstanding
of Beneficial Owner                Beneficial Ownership             Common Stock
-------------------                --------------------           ----------------

                                Company          Techtron       Company        Techtron
                              Common Stock     Common Stock   Common Stock   Common Stock
                              ------------     ------------   ------------   ------------

Techtron, Inc. (1)               1,527,500                0          46.70%        --
Alvin S. Trenk(1)                  303,000(2)     4,841,666          51.31%(3)  80.69%
Steven L. Trenk(1)                 326,000(4)     4,841,666          51.59%(3)  80.69%
Martin G. Jacobs, M.D. (1)         325,000(5)     4,841,666          51.57%(3)  80.69%
Jeff Ellentuck(1)                  100,000(6)             0           2.97%        --
Stanley B. Amsterdam(1)             65,000(7)         2,000           1.98%         *
Jeffrey B. Mendell(1)              140,000(8)                         4.11%        --
All Directors and Officers
 as a Group (7 persons)          2,799,250(3)     4,843,666          62.48%     80.73%
------------------

*  Less than one percent

(1) The address of each named person and entity is 35 Airport Road, Morristown, New Jersey 07960.

(2) Includes 300,000 shares underlying currently exercisable options issued to Mr. A. Trenk under the Company's 1997 Equity Incentive Plan (the "1997 Plan").

(3) Includes 1,527,500 shares held by Techtron. Alvin S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are each officers, directors and principal shareholders of Techtron and directly own an aggregate of approximately 80.69% of the outstanding stock of Techtron. These individuals may also be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Common Stock owned by Techtron. Alvin
    S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are treated as a group herein for purposes of determining beneficial ownership.

(4) Includes 1,000 shares held in the name of Mr. S. Trenk's children. Includes 25,000 and 300,000 shares of Company Stock underlying currently exercisable options issued to Mr. S. Trenk under the Company's 1994 Long Term Incentive Award Plan (the "1994 Plan") and the 1997 Plan, respectively.

(5) Includes 25,000 and 300,000 shares of Company Stock underlying currently exercisable options issued to Dr. Jacobs under the 1994 Plan and the 1997 Plan, respectively.

(6) Includes 50,000 and 50,000 shares of Company Stock underlying currently exercisable options issued to Mr. Ellentuck under the 1994 Plan and the 1997 Plan, respectively.

(7) Includes 10,000 shares of Company Stock underlying currently exercisable options issued to Mr. Amsterdam under the Director's Stock Option Plan.

(8) Includes 50,000 and 90,000 shares of Company Stock underlying currently exercisable options issued to Mr. Mendell under the Director's Stock Option Plan and the 1997 Plan, respectively.

Compensation Arrangements

Director Compensation

     The non-employee directors of the Company receive compensation of $1,000 per meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors which they attend as a committee member. Directors are entitled to participate in the Company's Director's Stock Option Plan, described below. Further, certain directors received options to acquire Common Stock pursuant to the 1997 Plan.

Employment Agreements

     The Company entered into a consulting agreement (the "TEI Agreement") with TEI dated as of April 1, 1994. TEI is wholly-owned by Alvin S. Trenk. Under the terms of the TEI Agreement, TEI agreed to make Mr. A. Trenk available to serve as the Chairman of the Board and Chief Executive Officer of the Company, to serve as Chairman of the Board, Chief Executive Officer and director of any of the Company's subsidiaries and to serve as a shareholder, officer and director of any entity to which the Company provides services, equipment and
supplies.   Mr. A. Trenk is required to perform up to 750 hours of service per year. The TEI Agreement provides for payments by the Company to TEI of a fee of $300,000 per year plus such cash bonuses as may be determined by the Board of Directors.

     The TEI Agreement has an initial term of five years which automatically renews for an additional year on every anniversary date unless such renewal is terminated by the Board of Directors in writing not less than 90 days prior to the anniversary date or unless the TEI Agreement is otherwise terminated pursuant to its terms. The Company has agreed to permit the employees of TEI to participate in employee benefit plans established for senior management of the Company. The Company has also agreed to make payments, not in excess of $1,500 per month, for an automobile for Mr. A. Trenk's use, to pay for $1,000,000 of term life insurance for Mr. A. Trenk, the beneficiary of which will be the Company, to pay for disability insurance for Mr. A. Trenk and to permit Mr. A. Trenk to participate in stock option plans consistent with other members of senior management of the Company. The TEI Agreement terminates upon the death of Mr. A. Trenk and may be terminated by the Company upon his disability (as defined in the TEI Agreement).

     Steven L. Trenk entered into an employment agreement with the Company dated as of April 1, 1994 providing for an annual base salary of $150,000 for serving as President of the Company and its subsidiaries on an essentially full-time basis. In May 1998, the Board amended the employment agreement and increased Mr. Trenk's annual base salary to $250,000. In addition, Mr. S. Trenk is entitled to receive an annual bonus equal to 10% of the Company's pre-tax income in excess of the prior year's pre-tax income, up to a maximum of $100,000 per annum. The agreement has a term of five years and renews for an additional one year term on every anniversary date, unless terminated by the Board of Directors in writing no later than 90 days preceding the end of the initial or any renewal term unless sooner terminated upon the death or disability of Mr. S. Trenk. The Company has also agreed to permit Mr. S. Trenk to participate in any employee benefit plans established for senior management employees of the Company, to make payments not in excess of $1,500 per month on an automobile for his use, to pay for $1,000,000 term life insurance for Mr. S. Trenk, the beneficiary of which will be the Company, to pay for disability insurance for Mr. S. Trenk and to permit Mr. S. Trenk to participate in stock option plans consistent with other members of senior management of the Company. Under the terms of Mr. S. Trenk's amended employment agreement, Mr. S. Trenk is entitled to terminate his employment if there is a "change of control." If Mr. S. Trenk terminates his employment as a result of a change of control, he will be entitled to receive all amounts due to him from the Company to the date of termination plus two years' base salary, payable in cash in two lump sum payments. A "change of control" pursuant to the amended employment agreement includes among others: (i) the approval by the public shareholders of the Company of a merger, as a result of which the shareholders of the Company immediately prior to such approval do not, immediately after the consummation of such transaction own more than 50% of the voting stock of the surviving entity; (ii) the acquisition, other than from the Company directly, by any person or group (other than Alvin S. Trenk, Steven
L. Trenk or Martin G. Jacobs or their respective family members or any person in which any of them individually or collectively holds 30% or more of the voting stock, collectively, the "Trenk Group"), of beneficial ownership of 50% or more of the outstanding common stock of the Company, or (iii) if the individuals who serve on the Board as of the date of the Employment Agreement no longer constitute a majority of the members of the Board; provided, however, that any person who becomes a director subsequent to the date of the Employment Agreement who is elected to fill a vacancy by a majority of the individuals then serving on the Board shall be considered as if such person was a member prior to the Commencement date. Accordingly, in the event the escrowed and contingent shares are released to the TelaLink shareholders or upon the occurrence of certain changes in the composition of the Board, Mr. S. Trenk could terminate his Employment Agreement and be entitled to a cash payout of two years' salary.

     Martin G. Jacobs, M.D. entered into a medical director agreement dated as of April 1, 1994 (the "Medical Director Agreement"). The Agreement, as amended, provides for an annual base salary of $111,000 for serving as Corporate Medical Director and agreeing to devote not less than 500 hours per year to the Company's business. The Medical Director Agreement has an initial one year term and renews every anniversary thereafter, unless terminated by the Board of Directors in writing no later than ninety (90) days preceding the anniversary date. The Medical Director Agreement also provides that Dr. Jacobs shall participate in any employee benefit plans established for senior management employees of the Company. The Company has also agreed to make payments not in excess of $500 per month for an automobile for Dr. Jacob's use, to pay for disability insurance for Dr. Jacobs and to permit Dr. Jacobs to participate in stock option plans consistent with other members of senior management of the Company. The Medical Director Agreement terminates upon the death of Dr. Jacobs and may be terminated by the Company upon his disability (as defined in the Medical Director Agreement).

     Jeff Ellentuck entered into an Employment Agreement with the Company dated as of October 1, 1994. The agreement, as amended, provides for an annual base salary of $130,000 for serving as Executive Vice President and General Counsel of the Company on a substantially full-time basis. Mr. Ellentuck is entitled to receive an annual bonus based on his personal performance and the Company's performance as determined by the Board of Directors of the Company. The Agreement has an initial term ending April 15, 1999. The Company has also agreed to permit Mr. Ellentuck to participate in employee benefit plans established for senior management of the Company, to make payments of $650 per month on an automobile for his use and to pay the balance on the same in the event of a termination prior to September 2000 and to pay for not less than $250,000 of assumable life insurance.

     Each of Alvin Trenk, Steven Trenk and Dr. Jacobs has agreed that during the term of his employment or medical director agreement, he will not, directly or indirectly, engage in business activities that are competitive with the Company's activities in any county of any state in the United States, or any country outside of the United States, in which, during his employment, the Company conducted any material business or in which its customers were located. In addition, each employee has agreed that he will not solicit or accept business from any customers of the Company or hire any employees of the Company and shall maintain the Company's proprietary information during the term of his agreement and for at least one year after the expiration of his or her agreement.

Compensation Plans

1994 Long-Term Incentive Award Plan

     The Continental Choice Care, Inc. 1994 Long-Term Incentive Award Plan (the "1994 Plan") covers 300,000 shares of Common Stock pursuant to which officers and key employees of the Company designated as senior executives are eligible to receive incentive and/or non-statutory stock options, awards of shares of Common Stock and stock appreciation rights ("Rights"). The 1994 Plan, which expires in 2004, is generally administered by the Compensation Committee designated by the Board of Directors. The Board of Directors in its entirety may also administer the 1994 Plan. The purposes of the 1994 Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company. Incentive stock options and Rights granted under the 1994 Plan are generally exercisable during the period commencing six months from the date of grant of the option and terminating ten years from the date of grant. The exercise prices for incentive stock options are not less than the fair market value of the Common Stock on the date of the grant. In addition, a Right may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the Right or the base price of the Right (which is determined by the Committee) if it is not a Right related to an option. A Right related to an option may be exercised only when and to the extent the option is able to be exercised. No participant in the 1994 Plan is entitled to receive grants of options, Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year.

1997 Equity Incentive Plan

     See "Proposal 3 - Increase in Shares Subject to 1997 Plan" for a description of the 1997 Plan.

401(k) Plan

     In January 1994, the Company adopted a salary deferral and savings plan (the "Savings Plan") which is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and includes a qualified cash or deferred arrangement under Section 401(k) of the Code. Subject to limits set forth in the Code, an employee who meets certain age and service requirements may participate in the Savings Plan by contributing through payroll deductions up to 15% of compensation into an account established for the participating employee and may allocate amounts in such account among a variety of investment vehicles. The Company makes matching contributions to an employee's account in an amount of up to and including 10% of the first 6% of the compensation contributed by each employee. The Savings Plan also provides for loans to, and withdrawals by, participating employees, subject to certain limitations.

Option Exercises and Fiscal Year-End Values

     The following table contains information with respect to the exercise of options by the named executive officers during the last fiscal year and with respect to unexercised options held by those officers as of the end of the fiscal year.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value



                                                 Number of Unexercised       Value of Unexercised
                     Number of                        Options at             In-the-Money Options
                       Shares                       Fiscal Year End           at Fiscal Year End
                    Acquired on      Value          ---------------           ------------------
      Name            Exercise     Realized    Exercisable   Unexercisable Exercisable   Unexercisable
     -----            --------     --------    ----------    ------------- -----------   -------------

Alvin S. Trenk        0            $   0        300,000            0       $     0        $159,525
Steven L. Trenk       0                0        326,000            0             0         200,413
Martin G. Jacobs      0                0        325,000            0             0         202,569
Jeff Ellentuck        0                0        100,000            0             0          67,238

Option Grants during Last Fiscal Year

     Shown below is information with respect to the number of options to purchase Common Stock granted to the named executive officers during the Company's last fiscal year.

                      Option Grants during the Fiscal Year
                            Ended December 31, 1998


                                                % of Total
                           Number of         Options Granted
                       Shares Underlying     to Employees in         Exercise
Name                    Options Granted        Fiscal Year         Price ($/Sh)     Expiration Date
----                    ---------------        -----------         ------------     ---------------

Alvin S. Trenk               150,000             32.5%              1.4375          January 22, 2003

Steven L. Trenk              150,000             32.5%              1.4375          January 22, 2003

Martin G. Jacobs             150,000             32.5%              1.4375          January 22, 2003

________________
Each of the options in the foregoing table was issued effective January 23, 1998 and became exercisable July 23, 1998.

Certain Relationships And Related Transactions


    The Company was a party to consulting and service agreements with, or assumed certain rights and obligations of Alpha Administration Corp. ("Alpha"), Upper Manhattan

Dialysis Center, Inc. ("UMDC"), the National Nephrology Foundation ("NNF") and Continental Dialysis of the Bronx, Inc. ("CDBI"). Alpha, CDBI and UMDC are referred to collectively as the "Consulting Customers." Under the terms of the various consulting and services agreements, the Company provided consulting, administrative and other services to or on behalf of each of such corporations.


     All of the outstanding common stock of each of Alpha and CDBI is held by, and 50% of the outstanding common stock of UMDC is held by, Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, Steven L. Trenk, President and Chief Operating Officer of the Company, and Martin G. Jacobs, M.D., Medical Director of the Company (collectively, "Certain Executive Officers").



     Effective October 8, 1997 (the "IHS Closing Date"), each of Alpha and CDBI sold substantially all of their respective assets to IHS of New York, Inc., retaining certain liabilities and certain assets. In addition, UMDC sold substantially all of its assets to Renal Research Institute, L.L.C. ("RRI") in a two stage closing. The first closing occurred in January 1998. The second closing is contingent upon approval from the New York State Department of Health.



     As of the IHS Closing Date, approximately $1,298,930 was due to the Company from Alpha for loans, advances and accrued consulting fees. The Certain Executive Officers personally guaranteed certain loans and advances due from Alpha, aggregating $565,000 as of the IHS Closing Date. Further, approximately $1,749,564 was due to the Company from CDBI for loans, advances and consulting fees.

     The proceeds of the IHS transaction were applied, in part, to the repayment of amounts due the Company. Following the IHS Closing Date, all amounts due from Alpha and CDBI, other than $200,000 of consulting fees, were paid in full. The unpaid consulting fees were not recognized by the Company due to realization uncertainties.



     The Company and Certain Executive Officers jointly and severally guaranteed the repayment of loans made by a bank lender to UMDC and to Drs. Lorch and Cortell, the remaining shareholders of UMDC, aggregating approximately $623,000 as of the first RRI closing. The Company loaned UMDC additional amounts aggregating approximately $3,452,000 and UMDC had accrued consulting and service fees and certain accounting fees aggregating approximately $1,907,000 as of the first RRI Closing. In addition, the Company was a guarantor of UMDC's real property lease. In connection with the first RRI closing, the bank loan was repaid and the Company and the Certain Executive Officers were released from their various guarantees related to UMDC. As of December 31, 1998 $1,764,000 of consulting, service and other fees remained outstanding from UMDC and $127,000 of principal and interest remained outstanding from Drs. Lorch and Cortell.

     Pending the completion of the second RRI closing with UMDC, if any, UMDC and RRI have entered into a consulting and service agreement pursuant to which RRI will perform certain services for UMDC.

     While the agreements with Alpha and CDBI were not negotiated in arms-length transactions, the Company believes the terms of its agreements with the Consulting Customers are the same or better than those which the Company could have obtained in arms-length transactions.



     Martin G. Jacobs, M.D., the Corporate Medical Director and a director of the Company is also in private practice with Nephrological Associates, P.A. which provided services to the Company as a Medical Director and which, prior to the sale of the Company's dialysis treatment assets generated, together with Dr. Jacobs individually, approximately 10% of the Company's clients.


     During fiscal year 1998, the Company advanced an aggregate of approximately $134,400 to Techtron, Inc. Certain Executive Officers hold a majority of the outstanding common stock of Techtron, Inc., the Company's principal shareholder. The advances were made pursuant to promissory notes which bear interest at the rate of 8% per annum and are payable on demand. Repayment of the promissory notes has been personally guaranteed by Certain Executive Officers.

     United retains the services of Jeffrey Trenk as a consultant to provide day to day management of United's dry cleaning operations. Mr. Trenk received consulting and finder's fees of $65,150 from United during the 1998 fiscal year. In addition, Mr. Trenk has the right under certain circumstances to acquire up to 10% of the outstanding equity interests in United. Jeffrey Trenk is the son of Alvin S. Trenk, brother of Steven L. Trenk and nephew of Martin G. Jacobs.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq. The Company is not aware that any director, officer or 10% beneficial owner of the Company's Common Stock failed to file reports during the year ended December 31, 1998.


    PROPOSAL 5.     RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company, subject to shareholder ratification, has selected Arthur Andersen LLP, to serve as its independent public accountants for the fiscal year ending December 31, 1999. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Company may reconsider its selection.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

     The Board of Directors recommends ratification and approval of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ended December 31, 1999.

Other Matters

    The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

Attendance by Accountants

     A representative of Arthur Andersen LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so.

Information Incorporation by Reference

     The information contained under the headings "Item 1-- Business," "Item 2-- Properties," "Item 3-- Legal Proceedings," and "Item 6-- Management's Discussion and Analysis" in the Company's Annual Report for the Fiscal Year Ended December 31, 1998 ("Annual Report") is incorporated into this Proxy Statement. No other part of the Annual Report is incorporated herein. The Related Agreements were filed as exhibits to the Company's Report on Form 8-K filed with the SEC on February 19, 1999, copies of which are available from the Company on request.

                                    By Order of the Board of Directors



                                    Steven L. Trenk
                                    President

Dated: April 15, 1999

                     TELALINK NETWORK, LTD. AND SUBSIDIARY


                       Consolidated Financial Statements

                           December 31, 1998 and 1997

                          (With Independent Auditors'
                                Report Thereon)

                          Independent Auditors' Report


The Board of Directors
TelaLink Network, Ltd. and subsidiary:



We have audited the accompanying consolidated balance sheets of TelaLink Network, Ltd. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TelaLink Network, Ltd. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



February 17, 1999                                       KPMG LLP
Houston, Texas

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997


                                    Assets                                             1998               1997
                                                                                  ----------------   ----------------
Current assets:
    Cash                                                                       $          102,200                  -
    Accounts receivable                                                                   207,280                  -
    Prepaid expenses and other current assets                                              22,773                  -
                                                                                  ----------------   ----------------

             Total current assets                                                         332,253                  -

Property, plant and equipment, net                                                      1,365,904              2,521

Goodwill, net                                                                           3,045,075                  -

Other noncurrent assets                                                                   167,753                135
                                                                                  ----------------   ----------------

             Total assets                                                      $        4,910,985              2,656
                                                                                  ================   ================

                 Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
    Note payable to RTFC - current                                             $          140,206                  -
    Notes payable to related party                                                        166,667                  -
    Due to shareholder                                                                    200,000                  -
    Accounts payable and accrued expenses                                                 163,978                  -
    Customer deposits                                                                      32,635                  -
                                                                                  ----------------   ----------------

             Total current liabilities                                                    703,486                  -

Note payable to RTFC - long term                                                        3,117,689                  -

Series  A  convertible  preferred  stock,  $.001  par  value;  2,000,000  shares authorized, 600,000 and -0- shares issued and
    outstanding, respectively                                                           1,500,000                  -

Stockholders' equity (deficit):
    Common stock, $.001 par value; 10,000,000 shares authorized,
       2,840,000 and -0- shares issued and outstanding, respectively                        2,840                  -
    Additional paid-in capital                                                             83,083                  -
    Retained earnings (accumulated deficit)                                              (496,113)             2,656
                                                                                  ----------------   ----------------

             Total stockholders' equity (deficit)                                        (410,190)             2,656
                                                                                  ----------------   ----------------

             Total liabilities and stockholders' equity (deficit)              $        4,910,985              2,656
                                                                                  ================   ================


See accompanying notes to consolidated financial statements.

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

                      Consolidated Statements of Operations

                 For the years ended December 31, 1998 and 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

Revenues:
    Local network services                                                     $           34,529                  -
    Long distance network access                                                           32,161                  -
    Other                                                                                  29,840                  -
                                                                                  ----------------   ----------------

             Total revenues                                                                96,530                  -

Operating expenses:
    Plant operations                                                                       45,945                  -
    Customer operations                                                                    12,109                  -
    General and administrative                                                            468,090              8,467
    Depreciation and amortization                                                          32,960                878
    Other operating                                                                         5,557                  -
                                                                                  ----------------   ----------------

             Total operating expenses                                                     564,661              9,345
                                                                                  ----------------   ----------------

Loss from operations                                                                     (468,131)            (9,345)

Interest expense                                                                           29,084                  -

Other expense                                                                               1,554                  -
                                                                                  ----------------   ----------------

             Net loss                                                          $         (498,769)            (9,345)
                                                                                  ================   ================

Basic loss per share:
    Net loss                                                                   $            (2.11)
                                                                                  ================

    Weighted-average common shares outstanding                                            236,667
                                                                                  ================

Diluted loss per share:
    Net loss                                                                   $            (2.11)
                                                                                  ================

    Weighted-average common and dilutive shares outstanding                               236,667
                                                                                  ================


See accompanying notes to consolidated financial statements.

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

            Consolidated Statements of Stockholders' Equity (Deficit)

                 For the years ended December 31, 1998 and 1997



                                                                                               Retained
                                                Common stock              Additional           earnings               Total
                                       -------------------------------      paid-in          (accumulated         stockholders'
                                            Shares          Amount          capital            deficit)         equity (deficit)
                                       -----------------  ------------  ----------------  -------------------  --------------------

Balances, December 31, 1996                           -   $         -                 -               12,001                12,001

Net loss                                              -             -                 -               (9,345)               (9,345)
                                       -----------------  ------------  ----------------  -------------------  --------------------

Balances, December 31, 1997                           -             -                 -                2,656                 2,656

Issuance of common stock for
    services performed                        2,550,000         2,550                 -                    -                 2,550

Conversion of notes payable to
    common stock                                250,000           250            83,083                    -                83,333

Issuance of common stock for
    notes payable concession                     40,000            40                 -                    -                    40

Net loss                                              -             -                 -             (498,769)             (498,769)
                                       -----------------  ------------  ----------------  -------------------  --------------------

Balances, December 31, 1998                   2,840,000 $       2,840            83,083             (496,113)             (410,190)
                                       =================  ============  ================  ===================  ====================


See accompanying notes to consolidated financial statements.

                      TELALINK NETWORK, LTD. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 For the years ended December 31, 1998 and 1997


                                                                                      1998               1997
                                                                                 ----------------   ---------------

Cash flows from operating activities:
    Net loss                                                                  $         (498,769)           (9,345)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation and amortization                                                   32,960               878
          Common stock issued for services                                                 2,590                 -
          Changes in assets and liabilities net of working capital acquired:
                Accounts receivable, net                                                 (42,199)                -
                Prepaid expenses and other current assets                                (22,773)                -
                Accounts payable and accrued liabilities                                 163,978                 -
                Customer deposits                                                         (6,200)                -
                                                                                 ----------------   ---------------

                   Net cash used in operating activities                                (370,413)           (8,467)
                                                                                 ----------------   ---------------

Cash flows from investing activities:
    Cash paid for acquisition                                                         (4,534,351)                -
    Cash paid for property, plant and equipment additions                                (33,313)                -
    Cash paid for other noncurrent assets                                                 (3,408)                -
                                                                                 ----------------   ---------------

                   Net cash used in investing activities                              (4,571,072)                -
                                                                                 ----------------   ---------------

Cash flows from financing activities:
    Cash proceeds from note payable to RTFC                                            3,257,895                 -
    Cash proceeds from notes payable to related parties                                  250,000                 -
    Due to shareholder                                                                   200,000                 -
    Cash paid for subordinated capital certificate and
       other debt costs                                                                 (164,210)                -
    Cash proceeds from preferred stock issuance                                        1,500,000                 -
                                                                                 ----------------   ---------------

                   Net cash provided by financing activities                           5,043,685                 -
                                                                                 ----------------   ---------------

Net increase (decrease) in cash and cash equivalents                                     102,200            (8,467)

Cash and cash equivalents:
    Beginning of period                                                                        -             8,467
                                                                                 ----------------   ---------------

    End of period                                                             $          102,200                 -
                                                                                 ================   ===============

Summary of significant noncash financing activities:
    Conversion of notes payable to common stock                               $           83,333                 -
    Issuance of common stock for notes payable concession                                     40                 -
                                                                                 ================   ===============


See accompanying notes to consolidated financial statements.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(1)  Organization and Business

   TelaLink Network, Ltd. and subsidiary (the Company) is a Delaware corporation headquartered in Washington D.C. and founded in 1986. The Company is dedicated to the acquisition, consolidation and growth of rural local exchange carriers (RLECs) that provide basic telecommunications services throughout rural communities and protected territories in the United States.

(2)  Summary of Significant Accounting Policies

   General

   The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Public Service Commission of West Virginia which substantially adhere to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards No. 71 (SFAS
   71), Accounting for the Effects of Certain Types of Regulation.

   Principles of Consolidation

   The consolidated financial statements include the accounts of TelaLink Network, Ltd. and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

   Revenue Recognition

   Included in revenues are local service revenues and toll service revenues that are recognized when earned, regardless of the period in which they are billed. Local exchange service revenues are based upon tariffs filed with the West Virginia Public Service Commission. Telephone toll and long distance network access services are furnished jointly with AT&T Communications, Inc. and Citizens Telecommunications. Interstate access charges are based on a tariff filed by the National Exchange Carrier Association (NECA) with the Federal Communication Commission (FCC). Intrastate-intralata toll and access revenues are based upon a special settlement arrangement with certain intrastate-intralata long distance carriers. Interstate toll and access revenues are based on the average settlement schedule as determined by NECA.

   Advanced billings are recorded when monthly local service is billed in advance of the month it is earned.

   Cash and Cash Equivalents

   For purposes of financial statement presentation and reporting cash flows, all liquid investments with original maturities at date of purchase of three months or less are considered cash equivalents.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997




   Property, Plant and Equipment

   Property, plant and equipment consist primarily of telephone switching equipment, real property, vehicles and other equipment and is stated at cost. Depreciation is computed using the straight-line method over lives approved by regulators, which range from 5 to 25 years. Such depreciable lives have generally exceeded the depreciable lives used by nonregulated entities.

   Income Taxes

   No provision for Federal, state and local income taxes has been made because the Company has sustained cumulative losses since its inception. A 100% valuation allowance has been established for the related deferred tax asset.

   Loss Per Share

   Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive loss per share reflects the potential dilution from options, warrants and convertible securities. In calculating diluted loss per share for 1998, potential dilutive securities were excluded due to their antidilutive effect, as the Company incurred a loss for the year. Basic and diluted loss per share has not been calculated for 1997 due to the fact that no shares were outstanding.

   Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), requires companies to recognize stock-based expense based on the estimated fair value of employee stock options. Alternatively, SFAS No. 123 allows companies to retain the current approach set forth in APB Opinion 25, Accounting for Stock Issued to Employees, provided that expanded footnote disclosure is presented. The Company has not adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, but has provided the pro forma disclosure required therein.

   Fair Value of Financial Instruments

   SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of estimated fair values for financial statement instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. The Company believes that the carrying amounts of its current assets and current liabililties approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

   Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Acquisition of War Telephone Company

   On December 2, 1998, the Company acquired substantially all of the assets of War Telephone Company (War) for total cash proceeds of $4,500,000, plus acquisition costs. War is an RLEC with operations located in War, West Virginia.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



   The following unaudited pro forma information represents the combined results of operations as if the acquisition had been combined with the Company as of January 1, 1997:

                                                  December 31,
                                     -------------------------------------
                                            1998                 1997
                                     ----------------     ----------------
        Revenues                   $        1,159,261            1,059,601
        Net income (loss)                    (271,273)              73,702
                                     ================     ================

   The pro forma information is not necessarily indicative of operating results that would have occurred if the acquisition had been consummated as of January 1, 1997, nor is it necessarily indicative of future operating results. The actual results of operations of War are included in the Company's consolidated financial statements only from the date of acquisition. In addition, actual results of operations for 1998 include certain general and administrative charges as more fully discussed in note 6.

(4)  Property, Plant and Equipment

   Property, plant and equipment consist of the following at December 31:

                                            1998                1997
                                     ----------------    ----------------
Telephone switching equipment      $        1,247,730                   -
Land and buildings                            106,188                   -
Vehicles and other equipment                   32,511               3,399
                                     ----------------    ----------------
                                            1,386,429               3,399
Less accumulated depreciation                  20,525                 878
                                     ----------------    ----------------
                                   $        1,365,904               2,521
                                     ================    ================


(5)  Goodwill

   In connection with the acquisition of War, the Company recorded goodwill equal to the excess of fair value of the assets at the date of acquisition. Goodwill is being amortized using the straight-line method over a period of forty years for financial statement purposes.

   Goodwill consists of the following at December 31:

                                          1998               1997
                                    ---------------    ---------------
Goodwill attributed to purchase   $       3,057,510                  -
 of War, December 2, 1998
Less accumulated amortization                12,435                  -
                                    ---------------    ---------------
   Goodwill, net                  $       3,045,075                  -
                                    ===============    ===============
Amortization expense              $          12,435                  -
                                    ===============    ===============

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(6)  Due to Shareholder

   During 1998, the Company entered into a consulting agreement with Benchmark Equity Group (Benchmark), a shareholder of the Company. Under the terms of the consulting agreement, the Company was required to pay to Benchmark a fee of $200,000 as invoiced by Benchmark. At December 31, 1998, these costs had not been paid.

(7)  Note Payable to RTFC

   On December 2, 1998, a subsidiary of the Company borrowed $3,157,895 from the Rural Telephone Finance Cooperative (RTFC) to finance the purchase of War. The borrowings accrue interest at a variable rate, as determined by the RTFC (6.10% at December 31, 1998), and require quarterly principal and/or interest payments, as determined by the RTFC. Any remaining principal and accrued interest are payable in full on September 24, 2013. The borrowings are secured by substantially all the assets of War.

   In conjunction with the loan agreement, and using a portion of the proceeds from the loan, the Company purchased a 5% subordinated capital certificate, which represents an investment in the RTFC, for $157,895. This amount is included in other noncurrent assets on the accompanying consolidated balance sheets.

   Additionally, the Company has secured a revolving line of credit with the RTFC that allows the Company to borrow up to $300,000 for working capital purposes, at RTFC's short-term variable rate (6.7% at December 31, 1998), until September 24, 2003 at which time all borrowings under the line of credit are payable. Borrowings are secured by substantially all the assets of War. As of December 31, 1998, the Company had borrowings of $100,000 outstanding under the line of credit, which are included in note payable to RTFC on the accompanying consolidated balance sheets.

   Proceeds from the borrowings were used to finance the acquisition of War and for general corporate purposes. In connection with the borrowings, the Company has entered into security agreements which assign substantially all of the assets of the Company as collateral against the notes. The loan agreement includes covenants which among other things, require the subsidiary to maintain specified financial ratios and restrict payments of dividends.

   The aggregate maturities of notes payable to RTFC as of December 31, 1998 are as follows:

                           1999                  $    140,206
                           2000                       148,957
                           2001                       158,253
                           2002                       168,129
                           2003                       278,622
                        Thereafter                  2,363,728
                                                  -----------
                                                 $  3,257,895
                                                  ===========

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(8)  Notes Payable to Related Party

   In three separate transactions during 1998 the Company borrowed $75,000, $50,000 and $125,000 from Trident III, L.L.C. (Trident III). Trident III is an investment fund managed by Benchmark, a shareholder of the Company.

   The notes accrue interest at 15% and mature in April 1999. One-third of the unpaid principal amount of each note is convertible at the option of Trident III into common stock of the Company at a price per share equal to $0.33 per share. During 1998, Trident III converted $83,333 of notes payable into 250,000 shares of the Company's common stock.

   Under the original terms of the notes payable, repayment was accelerated by a private equity or debt offering by the Company. In connection with the offering of Series A convertible preferred stock discussed below, Trident III agreed to delay the effectiveness of its right of repayment until April 30, 1999. In exchange for this concession, the Company issued 40,000 shares of its common stock to Trident III.

(9)  Series A Convertible Preferred Stock

   On December 2, 1998, the Company sold 600,000 shares of Series A convertible preferred stock to various investors for cash proceeds of $1,500,000. The preferred stock is initially convertible into common stock of the Company at a 1:1 ratio at the earlier of either: (1) the discretion of the stockholder; or (ii) the acquisition of 10,000 cumulative access lines by the Company, at which point the conversion is mandatory. Further, if the Company does not acquire at least 10,000 cumulative access lines by June 30, 1999, the preferred stockholders will be entitled to receive dividends from the total unencumbered cash flow (as defined in the Preferred Stock Subscription Agreement) until the total purchase price of the preferred stock has been received by each preferred stockholder.

   After payment of such dividends, the Company shall be required to use 100% of unencumbered cash flow to redeem the Series A convertible preferred stock, on a pro rata basis among the holders, for 100% of the purchase price of the preferred stock. Upon redemption, holders of the preferred stock shall also receive a right to receive common stock, exercisable upon the completion of the redemption of all of the preferred stock such that the total number of such conversion rights attributable to the preferred stock will convert into such a number of outstanding shares of common stock as shall equal 10% of the total outstanding common stock of the Company, and each holder of the rights attributable to the preferred stock shall be entitled to receive a number of shares of common stock, as shall reflect his proportionate holding of such rights prior to the conversion.

(10)  Common Stock

   On November 30, 1998, the Company issued 2,550,000 shares of common stock to several individuals as compensation for consulting and other services performed. As a result, the Company recorded an expense in the amount of $2,550 based on the fair value of the common stock on the date of issuance.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(11)  Loss Per Share

   The following is a reconciliation of the numerators and denominators of the basic and diluted computations for the year ended December 31, 1998:

                                                                            Weighted-
                                                                             average
                                                                             shares                Per share
                                                           Loss            outstanding              amount
                                                    ----------------     ------------------    ----------------
Year ended December 31, 1998:
 Basic loss per share                             $         (498,769)               236,667  $            (2.11)
 Effect of dilutive warrants and options                           -                      -                   -
                                                    ----------------     ------------------    ----------------
 Diluted loss per share                           $         (498,769)               236,667  $            (2.11)
                                                    ================     ==================    ================


   Series A convertible preferred stock, which is convertible into 600,000 shares of common stock, and options to purchase 500,000 shares of common stock at an exercise price of $1.87 per share were outstanding for a portion of 1998, but were not included in the computation of diluted loss per share due to their antidilutive effects.

(12)  Employee Stock Options

   The Company has issued options to purchase 500,000 shares of common stock to a key employee. The options were granted with an exercise price equal to $1.87 and vest ratably over a period of 3 years.

   The Company applied APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been no different.

   At December 31, 1998, the exercise price of the options was $1.87 and the remaining contractual life of the outstanding options was 9 years. Stock option activity during the periods indicated was as follows:

                                                          Weighted-average
                                        Number of             exercise
                                          shares               price
                                    ----------------    ------------------
Balance at December 31, 1997                       -  $                  -
Granted                                      500,000                  1.87
Balance at December 31, 1998                 500,000  $               1.87
                                    ================    ==================



        At December 31, 1998, no options were exercisable.

                     TELALINK NETWORK, LTD. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997




(13)    Employment Agreements

   The Company has entered into employment agreements with three key executives which provide for, among other things, guaranteed salaries and bonuses, generally over a term of three years. In connection with one of these employment agreements, the Company issued 500,000 shares of common stock to the executive. Of these 500,000 shares, 250,000 shares are callable by the Company at a price per share of $.001 if the Company does not achieve certain financial targets by December 31, 1999.

(14)    Concentration of Credit Risk

   The Company is dependent upon sales to customers in the geographic area that it serves. The Company provides services on credit to many of its customers in the ordinary course of business, generally without collateral.

(15)    Year 2000 Compliance (Unaudited)

   The Company is continuing its efforts to prepare for the impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 issues are a result of computer programs, including microprocessing chips, using two digits rather than four to define the applicable year. Any Company programs that have time-sensitive software may recognize a date using "00" as the year 1900, rather than the year 2000, which could result in miscalculation or system failures.

   The Company's Year 2000 compliance efforts are focused principally on information and telecommunication systems. The Company is aware that at December 31, 1998 its digital electronic switching equipment is not Year 2000 compliant. However, management of the Company expects to make upgrades necessary to bring the equipment into compliance by June 30, 1999, at a cost of approximately $15,000. Should the Company be unable to complete the necessary upgrades on a timely basis, its operations, cash flow and financial position could be adversely affected.

(16)    Merger Agreement

   The Company has entered into a merger agreement with Continental Choice Care, Inc. (CCCI). Upon completion of the merger, the Company's common stockholders will receive 1,040,000 shares of CCCI common stock in exchange for all of the outstanding common stock of the Company. The Company's Series A convertible preferred stockholders will receive 600,000 shares of CCCI common stock in exchange for all of the outstanding Series A convertible preferred stock of the Company.

   CCCI will enter 1,540,000 additional shares of its common stock into escrow to be released to the Company's common stockholders upon the achievement of certain earnings and stock price conditions. Additionally, CCCI will reserve 500,000 shares of its common stock for issuance upon the exercise of Company management's stock options.

                             WAR TELEPHONE COMPANY


                              Financial Statements

                    November 30, 1998 and December 31, 1997

                          (With Independent Auditors'
                                Report Thereon)

                          Independent Auditors' Report


Board of Directors and Stockholder
War Telephone Company
Bay Springs, Mississippi


We have audited the accompanying balance sheets of War Telephone Company (a wholly-owned subsidiary of Colonial Telephone Company as of July 1, 1997) as of November 30, 1998 and December 31, 1997, and the related statements of income, stockholder's equity (deficit) and cash flows for the eleven-month period ended November 30, 1998 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of War Telephone Company as of November 30, 1998 and December 31, 1997, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.



Houston, Texas                                          KPMG LLP
February 10, 1999

                              WAR TELEPHONE COMPANY

                                 Balance Sheets

                     November 30, 1998 and December 31, 1997






                                                              Assets                        1998               1997
                                                                                       ----------------   ----------------

Current assets:
    Cash                                                                                 $  2,151              1,272
    Cash-restricted                                                                       236,397             63,481
    Accounts receivable-trade                                                             165,081             90,127
    Accounts receivable-NECA                                                               44,890                 --
    Income tax receivable                                                                   9,304                 --
    Materials and supplies                                                                  6,002              6,064
    Prepaid expenses                                                                        8,812              8,640
                                                                                  ----------------   ----------------

          Total current assets                                                            472,637            169,584
                                                                                  ----------------   ----------------
Noncurrent assets:
    Accounts receivable-NECA                                                              141,757                 --
    Due from officer, net                                                                      --          1,089,019
    Goodwill, net of accuumulated amortization                                            408,577            422,334
    Other assets                                                                              200              3,572
                                                                                  ----------------   ----------------

          Total noncurrent assets                                                         550,534          1,514,925
                                                                                  ----------------   ----------------

Property, plant and equipment:
    Plant in service-regulated                                                          3,011,594          2,747,208
    Plant in service-nonregulated                                                          16,970             16,255
                                                                                  ----------------   ----------------

          Total plant in service                                                        3,028,564          2,763,463
                                                                                  ----------------   ----------------

    Accumulated depreciation-regulated                                                 (1,607,566)        (1,497,992)
    Accumulated depreciation-nonregulated                                                 (16,970)           (15,240)
                                                                                 ----------------   ----------------
          Total accumulated depreciation                                               (1,624,536)        (1,513,232)
                                                                                 ----------------   ----------------
          Net property, plant, and equipment                                            1,404,028          1,250,231
                                                                                 ----------------   ----------------
          Total assets                                                                 $2,427,199          2,934,740
                                                                                  ================   ================


See accompanying notes to financial statements.

                              WAR TELEPHONE COMPANY

                                 Balance Sheets

                     November 30, 1998 and December 31, 1997





                                                                                                          (Continued)
                Liabilities and Stockholder's Equity (Deficit)                         1998               1997
                                                                                  ----------------   ----------------

Current liabilities:
    Bank overdraft payable                                                     $            5,850                101
    Accounts payable                                                                      527,625            243,355
    Current maturities of note payable                                                    295,000            140,000
    Customers' deposits                                                                    32,335             30,835
    Advance billings                                                                       38,835             34,534
    Accrued expenses                                                                       82,216             76,112
    Accrued interest                                                                       75,656             45,563
    Deferred revenue - NECA                                                                22,092                  -
    Accrued income taxes                                                                        -             69,611
                                                                                  ----------------   ----------------

          Total current liabilities                                                     1,079,609            640,111

Long-term liabilities:
    Note payable, net of current maturities                                               380,000            535,000
    Due to officer, net                                                                    67,809                  -
    Due to Colonial Telephone Company, net                                                363,852            382,608
    Deferred revenue - NECA                                                               141,757                  -
    Deferred tax liability                                                                403,788            427,561
                                                                                  ----------------   ----------------

          Total liabilities                                                             2,436,815          1,985,280
                                                                                  ----------------   ----------------

Stockholder's equity (deficit):
    Common stock - $1 par; 5,000 shares authorized,
       issued and outstanding                                                               5,000              5,000
    Retained earnings (accumulated deficit)                                               (14,616)           944,460
                                                                                  ----------------   ----------------

          Total stockholders' equity (deficit)                                             (9,616)           949,460
                                                                                  ----------------   ----------------

          Total liabilities and stockholder's equity (deficit)                 $        2,427,199          2,934,740
                                                                                  ================   ================


See accompanying notes to financial statements.

                                               WAR TELEPHONE COMPANY

                                                Statements of Income

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

Operating revenues:
    Basic local network services                                               $          386,711            417,846
    Long distance network services                                                        570,754            516,591
    Network access services                                                                54,049             65,776
    Other operating revenue                                                                51,217             59,388
                                                                                  ----------------   ----------------

             Total revenues                                                             1,062,731          1,059,601
                                                                                  ----------------   ----------------

Operating expenses:
    Plant specific operations                                                             106,408            137,523
    Plant nonspecific operations                                                           30,264             18,933
    Customer operations                                                                   135,578            219,689
    Corporate operations                                                                  135,507            211,332
    Depreciation and amortization                                                         123,332            130,172
    Other operating expenses                                                               53,918             64,739
                                                                                  ----------------   ----------------

             Total operating expenses                                                     585,007            782,388
                                                                                  ----------------   ----------------

             Income from operations                                                       477,724            277,213

Other income (expense):
    Interest income                                                                         2,953              1,719
    Interest expense                                                                      (82,906)          (108,708)
    Other income (expense)                                                                  7,644            (10,568)
                                                                                  ----------------   ----------------

             Total other income (expense)                                                 (72,309)          (117,557)
                                                                                  ----------------   ----------------

             Income before provision for income taxes                                     405,415            159,656

Provision for income taxes:
    Current                                                                               201,692            114,194
    Deferred tax expense (benefit)                                                        (23,773)           (37,585)
                                                                                  ----------------   ----------------

             Total provision for income taxes                                             177,919             76,609
                                                                                  ----------------   ----------------

             Net income                                                        $          227,496             83,047
                                                                                  ================   ================

Basic earnings per share                                                       $            45.50              16.61
                                                                                  ================   ================

Diluted earnings per share                                                     $            45.50              16.61
                                                                                  ================   ================

Weighted-average common shares outstanding                                                  5,000              5,000
                                                                                  ================   ================

See accompanying notes to financial statements.

                                               WAR TELEPHONE COMPANY

                                    Statements of Stockholder's Equity (Deficit)

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                               Retained                 Total
                                                                               earnings             stockholder's
                                                            Common           (accumulated              equity
                                                             stock             deficit)               (deficit)
                                                         --------------   --------------------   --------------------

Balances at December 31, 1996                         $          5,000                861,413                866,413

Net income                                                           -                 83,047                 83,047
                                                         --------------   --------------------   --------------------

Balances at December 31, 1997                                    5,000                944,460                949,460

Net income                                                           -                227,496                227,496

Dividend to stockholder                                              -             (1,186,572)            (1,186,572)
                                                         --------------   --------------------   --------------------

Balances at November 30, 1998                         $          5,000                (14,616)                (9,616)
                                                         ==============   ====================   ====================


See accompanying notes to financial statements.

                                               WAR TELEPHONE COMPANY

                                              Statements of Cash Flows

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

Cash flows from operating activities:
    Cash received from customers                                               $          982,108          1,089,082
    Interest and dividends received                                                         2,953              1,719
    Cash paid to suppliers and employees                                                 (435,447)          (673,860)
    Interest paid                                                                         (52,813)          (116,808)
    Taxes paid                                                                           (280,617)          (225,354)
                                                                                  ----------------   ----------------

          Net cash provided by operating activities                                       216,184             74,779
                                                                                  ----------------   ----------------

Cash flows from investing activities -
    purchases of property, plant and equipment                                            (10,671)            (7,459)
                                                                                  ----------------   ----------------

Cash flows from financing activities:
    Net advances to/from related parties                                                  (37,467)            27,789
    Principal payments on note payable                                                          -           (120,000)
                                                                                  ----------------   ----------------

          Net cash used in financing activities                                           (37,467)           (92,211)
                                                                                  ----------------   ----------------

Increase (decrease) in cash and cash equivalents                                          168,046            (24,891)

Cash and cash equivalents, beginning of period                                             64,652             89,543
                                                                                  ----------------   ----------------

Cash and cash equivalents, end of period                                       $          232,698             64,652
                                                                                  ================   ================

Classified on the balance sheets as follows:
    Current assets:
       Cash                                                                    $            2,151              1,272
       Cash - restricted                                                                  236,397             63,481

    Current liabilities - bank overdraft payable                                           (5,850)              (101)
                                                                                  ----------------   ----------------

          Cash and cash equivalents, end of period                             $          232,698             64,652
                                                                                  ================   ================

                                               WAR TELEPHONE COMPANY

                                              Statements of Cash Flows

                                For the eleven-month period ended November 30, 1998
                                        and the year ended December 31, 1997


                                                                                       1998               1997
                                                                                  ----------------   ----------------

                                                                                                          (Continued)
Reconciliation of net income to net cash provided
    by operating activities:
       Net income                                                              $          227,496             83,047
       Adjustments reconciling net income to net cash
          provided by operating activities:
             Depreciation and amortization                                                123,332            130,172
             Provision for deferred taxes                                                 (23,773)           (37,585)
             (Increase) decrease in assets:
                Accounts receivable - trade                                               (74,954)            24,121
                Accounts receivable - NECA                                                (22,798)                 -
                Income tax receivable                                                      (9,304)                 -
                Materials and supplies                                                         62                216
                Prepaid expenses                                                             (172)             8,810
                Other assets                                                                3,372             (3,372)
             Increase (decrease) in liabilities:
                Accounts payable                                                           20,536            (49,273)
                Customers' deposits                                                         1,500              1,300
                Advance billings                                                            4,301              1,730
                Accrued expenses                                                            6,104             34,873
                Accrued interest                                                           30,093             (8,100)
                Accrued income taxes                                                      (69,611)          (111,160)
                                                                                  ----------------   ----------------

                   Total adjustments                                                      (11,312)            (8,268)
                                                                                  ----------------   ----------------

                   Net cash provided by operating activities                   $          216,184             74,779
                                                                                  ================   ================

Supplemental schedule of noncash financing activities:
    Assignment of due from officer receivable
       as dividend to stockholder in lieu of cash                              $        1,186,572                  -
                                                                                  ================   ================

    Short-term borrowings for purchase of property,
       plant and equipment                                                     $          263,734                  -
                                                                                  ================   ================


See accompanying notes to financial statements.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


(1)  Summary of Significant Accounting Policies

   Organization

   War Telephone Company (the Company) was incorporated in the state of West Virginia on September 1, 1985 and is engaged in the ownership and operation of a telephone system to approximately 1,650 customers in War, West Virginia. The Company is a wholly-owned subsidiary of Colonial Telephone Company (Colonial) effective July 1, 1997.

   The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Public Service Commission of West Virginia which substantially adheres to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards No. 71 (SFAS
   71), Accounting for the Effects of Certain Types of Regulation.

   As discussed further in note 9, the Company sold substantially all of its assets and liabilities to TelaLink Network, Inc. on December 2, 1998.

   Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

   Cash and Cash Equivalents

   For purposes of the statements of cash flows, the Company considers cash in operating bank accounts, cash on hand and bank overdrafts payable as cash and cash equivalents.

   Cash - Restricted

   Cash - restricted consists of funds deposited on a monthly basis with Regions Bank, trustee for the McDowell County West Virginia Industrial Development Bonds (War Telephone Project). These deposits are required by the bond indenture agreement and can only be used to fund the semi-annual debt service payments.

   Revenue Recognition

   Included in revenues are local service revenues and toll service revenues that are recognized when earned, regardless of the period in which they are billed. Local exchange service revenues are based upon tariffs filed with the West Virginia Public Service Commission. Telephone toll and access services are primarily furnished jointly with AT&T Communications, Inc. and Citizens Telecommunications. The interstate access charges are based on a tariff filed by the National Exchange Carrier Association (NECA) with the Federal Communication Commission (FCC). The Company's intrastate-intralata toll and access revenues are based upon a special settlement arrangement with certain intrastate-intralata long distance carriers. Interstate toll and access revenues are based on the average settlement schedule as determined by NECA.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


   Advance billings are recorded when monthly local service is billed in advance of the month it is earned.

   Accounts Receivable - NECA and Deferred Revenue - NECA

   These accounts represent the amounts approved by NECA for the Company to recover a portion of the capital costs related to a certain equipment upgrade for equal access. The eight-year recovery period began on May 6, 1998 (equal access conversion date) and continues through April 2006. The recovery amount is $1,841 monthly and the Company recognizes the deferred revenue monthly over the recovery period.

   Advances to/from Related Parties

   The Company makes advances to and receives advances from its parent, Colonial, and its officers without specified terms and conditions for repayment.

   Goodwill

   Goodwill is amortized over forty years using the straight-line method.

   Plant in Service - Regulated

   Telephone plant in service is stated at original cost of construction, including capitalized costs such as taxes, payroll and related expenses. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as provided by the West Virginia Public Service Commission. Renewals and betterment of units of property are charged to telephone plant in service. The original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. Repairs and renewals of minor items of property are charged to maintenance expense. No gain or loss is recognized on ordinary retirements of depreciable property.

   Plant in Service - Nonregulated

   Nonregulated equipment held for lease (customer premises equipment) is stated at cost. Depreciation is provided using the straight-line method. Only a small amount of the customers' nonregulated equipment is owned by the Company. The Company utilizes nonregulated equipment owned by Colonial, which charges the Company a monthly fee for maintaining the Company's customer's equipment.

   Income Taxes

   The Company files a consolidated federal income tax return with its parent, Colonial, for the period of January 1, 1998 to November 30, 1998 and the
   short period of July 1, 1997 to December 31, 1997.   For the period of
   January 1, 1997 to June 30, 1997, the Company filed a separate return. For book purposes, the Company computes its federal and state income tax provision by applying the statutory rates of 34% and 9%, respectively, to its pretax income (separate return method).

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997



   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets for financial and income tax reporting. The deferred tax liability represents the future tax return consequence of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

   Fair Value of Financial Instruments

   SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of estimated fair values for financial statement instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

   Earnings Per Share

   Basic earnings per share is calculated by dividing income available to the common stockholder by the weighted-average number of common shares outstanding for the period, and excludes the effects of potentially dilutive securities which are convertible into common stock. Dilutive earnings per share reflects the potential dilution from options, warrants and convertible securities. For 1998 and 1997, there were no potentially dilutive securities outstanding.

(2)  Goodwill

   The Company recorded goodwill related to the cost of the acquisition in excess of fair value of the assets at the date of acquisition. Goodwill is being amortized using the straight-line method over a period of forty years for financial statement purposes.

   Goodwill consists of the following at November 30, 1998 and December 31, 1997:

                                                                     1998                 1997
                                                              ----------------     ----------------
Goodwill attributed to purchase of business, December 1,
 1985                                                       $          603,680              603,680
Less accumulated amortization                                         (195,103)            (181,346)
                                                              ----------------     ----------------
   Net goodwill                                                        408,577              422,334
                                                              ================     ================
Amortization expense                                        $           13,757               15,008
                                                              ================     ================

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997



(3)  Property, Plant and Equipment

   The major classes of telephone plant as of November 30, 1998 and December 31, 1997 and their related straight-line depreciation rates are as follows:

                                                                                                Annual
                                                                                             depreciation
                                                       1998                1997                  rate
                                                ----------------    ----------------      ----------------
Regulated:
 Land and right of ways                        $          19,677              19,677                     -
 Buildings                                                70,484              70,484            2.5 - 4.0 %
 Digital electronic switching                          1,115,798             851,799                  5.0 %
 Circuit equipment                                       133,662             133,662                  5.0 %
 Other equipment                                          94,085              94,085                 20.0 %
 Pole lines, cable, and wire                           1,505,432           1,505,229           3.5 - 12.5 %
 Furniture and office equipment                           22,468              22,468           4.0 - 10.0 %
 Vehicles                                                 49,988              49,804                 20.0 %
                                                ----------------    ----------------
    Total plant in service - regulated                 3,011,594           2,747,208
 Less accumulated depreciation                        (1,607,566)         (1,497,992)


    Total plant in service - regulated,
     net                                               1,404,028           1,249,216
                                                ----------------    ----------------
Nonregulated:
 Equipment                                                16,970              16,255                15.65 %
 Less accumulated depreciation                           (16,970)            (15,240)
                                                ----------------    ----------------


    Total plant in service - nonregulated,
     net                                                       -               1,015
                                                ----------------    ----------------


    Net property, plant and equipment          $       1,404,028           1,250,231
                                                ================    ================

   Depreciation expense for regulated equipment amounted to $109,575 for 1998 and $115,164 for 1997. Depreciation expense for nonregulated equipment amounted to $1,730 for 1998 and $2,377 for 1997.

   In May 1998, the Company completed an equipment upgrade, including software for equal access, totaling $279,724, which is reported in digital electronic switching. A portion of these equal access capital costs has been approved for recovery by NECA, as further described in note 1 to the financial statements.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997

(4)  Note Payable

   Note payable consists of the following:

                                                                         1998                 1997
                                                                  ----------------     ----------------
Note payable - Promissory note to McDowell
 County, West Virginia, payable to its trustee,
 Regions Bank; substantially all of the Company's
 telephone plant in service is pledged as collateral
 for the promissory note and the promissory note
 is pledged as security for the McDowell County
 West Virginia Industrial Development Bonds
 (War Telephone Project), Series 1981, in the
 original amount of $1,500,000; interest at 13.5%
 per annum on the remaining balance; semi-annual
 interest payments  are due February 1 and
 August 1, with principal payments required
 annually on August 1, varying in amount;
 matures in August 2001.                                        $          675,000              675,000

Less current maturities                                                   (295,000)            (140,000)
                                                                  ----------------     ----------------
    Note payable, net of current maturities                     $          380,000              535,000
                                                                  ================     ================


   The scheduled annual requirement for principal payments on the note payable as of November 30, 1998, are as follows:

                        Year                     Amount
                    -----------                ---------
                        1998                  $  140,000
                        1999                     155,000
                        2000                     180,000
                        2001                     200,000
                                               ---------
                        Total                 $  675,000
                                               =========


   The trustee, Regions Bank, failed to pay the scheduled debt service payment for August 1, 1998 to the bondholders from the Company's restricted cash funds deposited with the trustee, summarized as follows:

       Principal                                         $    140,000
       Interest                                                45,563
                                                            ---------

        Total debt service payment due August 1, 1998    $    185,563
                                                           ==========

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


   In January 1999, the above note payable in the amount of $535,000 and the related accrued interest of approximately $30,000 was paid in full with the proceeds from the sale of substantially all of the Company's assets, as further explained in note 9 to the financial statements.

(5)  Related Party Transactions

   The amounts due to, or receivable from, related parties are summarized below.

   Due to/from officer

   The Company made advances to and received advances from one of its officers. These advances are without specified terms or conditions for repayment. During the eleven-month period ended November 30, 1998 and the year ended December 31, 1997, no interest was received or paid by the Company and/or the officer.

                                          1998                1997
                                   ----------------    ----------------

        Due from officer, net    $                -           1,089,019
                                   ================    ================
        Due to officer, net      $           67,809                   -
                                   ================    ================


   Due to Colonial Telephone Company

   The Company made advances to and received advances from its parent, Colonial, (effective July 1, 1997). These advances are without specified terms or conditions for repayment. During the eleven-month period ended November 30, 1998 and the year ended December 31, 1997, no interest was received or paid by the Company and/or Colonial.

                                                 1998                1997
                                          ----------------    ----------------

        Due to Colonial Telephone
         Company, net                   $          363,852             382,608
                                          ================    ================


   Additional related party information is as follows:

   Parent cost allocation - Colonial Telephone Company

   Colonial provides the Company with certain management services including centralized management, accounting, consulting, data processing, purchasing and customer billing. Colonial also provides similar services to other companies that are owned by the same shareholder or are wholly-owned subsidiaries. Expenses which may be directly associated with the Company are directly charged. Other costs incurred by Colonial are allocated to all entities under its management. The total costs charged to the Company were $81,592 for 1998 and $77,619 for 1997 and are included in the statements of income, as summarized below:

                                            1998                1997
                                     ----------------    ----------------

Customer operations                $           50,088              44,494
Corporate operations                           31,504              33,125
                                     ----------------    ----------------
    Total parent cost allocation   $           81,592              77,619
                                     ================    ================

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


   Management fees - Colonial Telephone Company

   In addition to actual costs incurred and allocated (parent cost allocation), Colonial charges a management fee to the companies under its management. For 1998 and 1997, the management fees charged to the Company were $71,500 and $156,000, respectively, and are included in corporate operations in the statements of income.

   Equipment maintenance fees - Colonial Telephone Company

   Additionally, monthly fees are charged to the Company by Colonial for services rendered on behalf of the Company for the maintenance of its customer's premise equipment, as further explained in note 1 to the financial statements. These fees generally represent the net of equipment fees charged to the Company's customers less the direct expenses incidental to this income such as labor, material and depreciation expense on nonregulated equipment. For 1998 and 1997, the fees charged to the Company were $51,585 and $65,327, respectively.

(6)  Income Taxes

   The Company filed its own federal income tax return for the short period of January 1, 1997 to June 30, 1997. The Company files a consolidated federal income tax return with its parent, Colonial, for the period of July 1, 1997 to December 31, 1997 and for the period of January 1, 1998 to November 30, 1998. The Company's 1998 and 1997 tax expense is $177,919 and $76,609, respectively. As of November 30, 1998 and December 31, 1997, the income tax related amounts included in due to Colonial Telephone Company were $201,692 and $69,933, respectively.

   Deferred income taxes are calculated on the difference between the financial reporting and the income tax basis of property, plant and equipment.

   The component of the deferred tax liability is as follows:

                                          1998                1997
                                   ----------------    ----------------

        Property, plant
         and equipment           $          403,788             427,561
                                   ================    ================

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997



   The components of federal and state income tax expense are as follows:

                                                                   1998                 1997
                                                            ----------------     ----------------
Currently payable:
 Federal                                                  $          156,243               89,071
 State                                                                45,449               25,123

    Total currently payable                                          201,692              114,194
                                                            ----------------     ----------------

Deferred:
 Federal                                                             (21,670)             (34,260)
 State                                                                (2,103)              (3,325)

    Total deferred (benefit)                                         (23,773)             (37,585)
                                                            ----------------     ----------------

    Total provision for income taxes                      $          177,919               76,609
                                                            ================     ================


   The Company's effective tax rate applicable to income before taxes differed from the U.S. federal income tax rate of 34% primarily due to state income taxes of $43,346 and $21,798 in 1998 and 1997, respectively, and nondeductible expenses.

(7)  Contingencies

   Concentration of Credit Risk

   Cash

   The Company's cash balance in one financial institution is insured by the Federal Deposit Insurance Corporation up to $100,000. At November 30, 1998, the amount on deposit in that one institution exceeded the federally insured limit by approximately $136,000.

   Accounts Receivable

   The Company is dependent upon sales to customers in the geographic area that it serves. The Company provides services on credit to many of its customers in the ordinary course of business generally without collateral.

(8)  Commitments

   Compensated Absences

   The Company did not accrue a liability for compensated absences as of November 30, 1998 or December 31, 1997. The Company's policy is to allow for the carryover of sick leave but not vacation leave. Due to the small number of employees of the Company, this liability is not considered material to the financial statements.

                             WAR TELEPHONE COMPANY

                         Notes to Financial Statements

                    November 30, 1998 and December 31, 1997


(9)  Subsequent Events

   Sale of Business Operations

   On December 2, 1998, the Company sold substantially all of its assets and liabilities that related to the operation of the telephone business for approximately $4.5 million to War Telecommunications Company, Inc. and its parent company, TelaLink Network, Ltd. Approximately $565,000 of the sale proceeds was used to pay off the note payable and related accrued interest, as more fully described in note 4 to the financial statements.

   Corporate Name Change

   Subsequent to November 30, 1998, the Company changed its corporate name to McDowell Telephone Company.

(10) Year 2000 Compliance (Unaudited)

   The Company is continuing in its efforts to prepare for the impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 issues are a result of computer programs, including microprocessing chips, using two digits rather than four to define the applicable year. Any Company programs that have time-sensitive software may recognize a date using "00" as the year 1900, rather than the year 2000, which could result in miscalculation or system failures.

   The Company's efforts are focused principally on information and telecommunication systems. The Company is aware that at November 30, 1998 its digital electronic switching equipment is not Year 2000 compliant. However, management of the Company expects to make upgrades necessary to bring the equipment into compliance by June 30, 1999 at a cost of approximately $15,000. Should the Company be unable to complete the necessary upgrades on a timely basis, its operations, cash flow and financial position could be adversely affected.

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
TelaLink Network, Ltd.

We consent to the use of our report dated February 17, 1999, related to the consolidated financial statements of TelaLink Network, Ltd. and subsidiary as of December 31, 1998 and 1997, and for each of the years in the two year period ended December 31, 1998, included in the Proxy Statement of Continental Choice Care, Inc. filed pursuant to Rule 14(a) of the Securities and Exchange Act of 1934.


                                                /s/ KPMG LLP


Houston, Texas
March 15, 1999

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
War Telephone Company

We consent to the use of our report dated February 10, 1999, related to the financial statements of War Telephone Company as of November 30, 1998 and December 31, 1997, and for the eleven months ended November 30, 1998 and the year ended December 31, 1997, included in the Proxy Statement of Continental Choice Care, Inc. filed pursuant to Rule 14(a) of the Securities and Exchange Act of 1934.


                                                /s/ KPMG LLP


Houston, Texas
March 15, 1999

                         CONTINENTAL CHOICE CARE, INC.

     The undersigned hereby appoints Steven L. Trenk and Alvin S. Trenk or either of them, with full power of substitution, as proxies for the undersigned, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, at the annual meeting of shareholders of Continental Choice Care, Inc. (the "Company"), to be held at Hamilton Park Conference, 175 Park Avenue, Florham Park, New Jersey 07932, on May 17, 1999, at 4:00 p.m.,
New York City time, or any adjourmnent thereof, as follows:

1. Approve the Agreement and Plan of Merger dated as of February 5, 1999, the consummation of the transactions contemplated thereby and related matters, and the amendment of the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "TelaLink Holding Corp."

        -For      or        -Against        or        -Abstain

2. Approve the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 10,000,000 to 20,000,000 shares.

        -For      or        -Against        or        -Abstain


3. Approve the increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan from 1,250,000 to 2,500,000.

        -For      or        -Against        or        -Abstain


4. For election of Steven L. Trenk as Class II director.

        -For or -Withhold Authority

5. Approval of the appointment for Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

        -For      or        -Against        or        -Abstain


6. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

     The Proxies will vote as specified herein or, if a choice is not specified, they will vote for the proposals set forth in Items 1, 2, 3 and 5 and for the nominee listed in Item 4.

This Proxy is solicited by the Board of Directors of the Company.

                                Receipt of the Notice Annual Meeting of
                                Shareholders, Proxy Statement dated April 28, 1998 and Annual Report to Shareholders is hereby acknowledged:

                                Date:                                , 1999
                                     --------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------
                                (Signatures)

                                (Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.)